Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PERFORMANCE FOOD GROUP COMPANY,

LONGHORN MERGER SUB I, INC.,

LONGHORN MERGER SUB II, LLC

and

CORE-MARK HOLDING COMPANY, INC.

Dated as of May 17, 2021

i

ii

Exhibits

Exhibit A	Form of Final Surviving Company Limited Liability Company Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2021 (this “Agreement”), is made and entered into by and among Performance Food Group Company, a Delaware corporation (“Parent”), Longhorn Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub I”), Longhorn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and Core-Mark Holding Company, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Subs, the “Parties”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions hereof;

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub I merge with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, it is proposed that the Surviving Corporation merge with and into Merger Sub II, with Merger Sub II continuing as the Final Surviving Company;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (a) approved and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (b) determined that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption and (d) resolved to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the Parent Board has unanimously approved and declared advisable this Agreement and the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub I has (a) determined that it is in the best interests of its sole stockholder for Merger Sub I to enter into this Agreement, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (c) recommended that its sole stockholder adopt this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub II, has approved and adopted this Agreement and the transactions contemplated hereby, including the Second Merger; and

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub I, has executed an irrevocable written consent, to be effective immediately following the execution and delivery hereof, approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 Closing. The Parties shall consummate the First Merger (the “Closing”) electronically by the exchange of required closing deliverables on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions in Article VI (except for any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition), unless another date, time or place is agreed to in writing by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2 The First Merger.

(a) Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”). By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation in the First Merger (the “Surviving Corporation”).

(b) First Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger (the “First Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The First Merger shall become effective at the time the Company duly files the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the First Certificate of Merger (the time the First Merger becomes effective, the “First Effective Time”).

(c) Effects of the First Merger. The First Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises, and be subject to all of the Liabilities, of the Company and Merger Sub I.

(d) Certificate of Incorporation and Bylaws. At the First Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub I in effect as of the date hereof and (ii) the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub I in effect as of the date hereof; provided, that in each case, the name of the Surviving Corporation shall be “Core-Mark Holding Company, Inc.”

(e) Directors and Officers of the Surviving Corporation. As of the First Effective Time, (i) each member of the Company Board shall be removed from office and each director of Merger Sub I immediately prior to the First Effective Time shall be a director of the Surviving Corporation, and (ii) each officer of Merger Sub I immediately prior to the First Effective Time shall be an officer of the Surviving Corporation and, except as determined by Parent prior to the Closing, each officer of the Company shall be removed from office.

Section 1.3 Second Merger.

(a) Final Surviving Company. On the terms and subject to the conditions hereof, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”). By virtue of the Second Merger, at the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving company in the Second Merger (the “Final Surviving Company”).

(b) Second Effective Time. As promptly as practicable after the First Effective Time, Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger (the “Second Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL and the DLLCA. The Second Merger shall become effective at the time that Merger Sub II duly files the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Second Certificate of Merger (the time the Second Merger becomes effective, the “Second Effective Time”).

(c) Effects of the Second Merger. The Second Merger shall have the effects provided herein and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the First Effective Time, the Surviving Entity shall possess all of the rights, powers, privileges and franchises, and be subject to all of the Liabilities, of the Surviving Corporation and Merger Sub II.

(d) Certificate of Formation and Limited Liability Company Agreement. At the Second Effective Time, (i) the certificate of formation of the Final Surviving Company shall be the same as the certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time, except that the name of the Final Surviving Company shall be “Core-Mark Holding Company, LLC” and (ii) the limited liability company agreement of the Final Surviving Company shall be amended and restated to be substantially in the form of Exhibit A.

(e) Effect on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any other Person, (i) all shares of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be paid with respect thereto and (ii) all limited liability company interests of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as limited liability company interests of the Final Surviving Company.

(f) Officers of the Final Surviving Company. As of the Second Effective Time, each officer of Merger Sub II immediately prior to the Second Effective Time shall be an officer of the Final Surviving Company.

ARTICLE II

EFFECT ON THE CAPITAL STOCK IN FIRST MERGER

Section 2.1 Effect on Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person (including the Company Stockholders):

(i) all shares of Company Common Stock that are owned by Parent, either Merger Sub or the Company (including shares held as treasury stock or otherwise) immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (except for shares of Company Common Stock to be canceled under Section 2.1(a)(i) and Appraisal Shares) (each, a “Converted Share”) shall be (A) automatically canceled and shall cease to exist and (B) converted into the right to receive (1) subject to Section 2.3, 0.44 validly issued, fully paid and nonassessable shares of Parent Common Stock (such ratio, as may be adjusted under Section 2.2, the “Exchange Ratio”) and (2) $23.875 in cash, without interest (such amount of cash, as may be adjusted under Section 2.2, the “Per-Share Cash Amount” and, the foregoing clauses (1) and (2), collectively, the “Merger Consideration”); and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) As of the First Effective Time, each holder of (i) a certificate that immediately prior to the First Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights related thereto, except (A) for Converted Shares, the right to receive the Merger Consideration (subject to compliance with Section 2.5), any cash in lieu of fractional shares under Section 2.3 and any dividends or other distributions payable under Section 2.5(d) and (B) for Appraisal Shares, as provided in Section 2.4.

Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, prior to the First Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-

up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Exchange Ratio (and the Per-Share Cash Amount in the case of any such action related to Company Common Stock) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including holders of Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.7 prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.

Section 2.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 2.1(a)(ii), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock or (c) any other rights of a holder of shares of Parent Common Stock. In lieu of the issuance of any such fractional share, Parent shall pay to the Exchange Agent an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the aggregate number of all fractional shares of Parent Common Stock that would otherwise have been required to be issued to holders of Converted Shares under Section 2.1(a)(ii), multiplied by (ii) the Parent Stock Value. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Converted Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Converted Shares entitled to receive such cash.

Section 2.4 Appraisal Shares. As used herein, “Appraisal Share” means any share of Company Common Stock that is outstanding immediately prior to the First Effective Time and that is held by any Person who is entitled to demand and properly demands appraisal of such share of Company Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Section 262”). At the First Effective Time, (a) by virtue of the First Merger and without any action on the part of any Party or any other Person (including the Company Stockholders), each Appraisal Share shall be automatically canceled and shall cease to exist and (b) each holder of an Appraisal Share shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Share under Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 for such Appraisal Share, (i) the right of such holder to be paid the fair value of such Appraisal Share shall cease, such Appraisal Share shall cease to be an Appraisal Share and shall be referred to herein as a “Subsequently Converted Share” and (ii) such Subsequently Converted Share shall be deemed to be a Converted Share. The Company shall provide prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served under Section 262. Parent shall have the right to participate in all negotiations and Actions related to such demands. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment related to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or agree to do any of the foregoing.

Section 2.5 Exchange of Company Common Stock.

(a) Prior to the First Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the First Effective Time, Parent shall deposit with the Exchange Agent (A) the aggregate number of whole shares of Parent Common Stock, subject to Section 2.3, into which Converted Shares are to be converted under Section 2.1(a)(ii)(B)(1), (B) the aggregate amount of cash payable in lieu of fractional shares of Parent Common Stock payable under Section 2.3 and (C) an amount of cash equal to the aggregate amount payable in respect of Converted Shares under Section 2.1(a)(ii)(B)(2), and (ii) after the First Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (A) (such shares of Parent Common Stock and cash deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). If any Appraisal Share becomes a Subsequently Converted Share, Parent shall deposit with the Exchange Agent, for addition to the Exchange Fund, (1) the aggregate number of whole shares of Parent Common Stock, assuming the effect of Section 2.3, into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.4, (2) the aggregate amount of cash into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.4, (3) the aggregate amount of cash in lieu of fractional shares of Parent Common Stock payable with respect to such Subsequently Converted Shares under Section 2.3 and (4) on the appropriate payment date, if applicable, an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (1). The Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares and Subsequently Converted Shares out of the Exchange Fund under the exchange agent agreement contemplated by Section 2.5(a). Except as provided in Section 2.5(i), the Exchange Fund shall not be used for any other purpose.

(c) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the First Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration under Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.5(h)) and shall be in customary form, shall have such other provisions as Parent may reasonably specify and shall be reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.5(h)), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, (1) cash in an amount equal to the Per-Share Cash Amount multiplied by the number of shares of Company Common Stock previously represented by such Certificate, (2) the number of shares of Parent Common Stock

(which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive for the shares of Company Common Stock represented by such Certificate under Section 2.1(a)(ii) (after taking into account all other Certificates surrendered by such holder under this Section 2.5(c)(i)), (3) any dividends or other distributions payable under Section 2.5(d)(i) and (4) cash in lieu of fractional shares of Parent Common Stock payable under Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.

(ii) Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are Converted Shares shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time, (A) cash in an amount equal to the Per-Share Cash Amount multiplied by the number of Converted Shares previously represented by such Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive for such Converted Shares under Section 2.1(a)(ii), (C) any dividends or distributions payable under Section 2.5(d)(ii) and (D) cash in lieu of fractional shares of Parent Common Stock payable under Section 2.3. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(d) Distributions Related to Unexchanged Shares.

(i) No dividends or other distributions on shares of Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder under Section 2.3, until the surrender of such Certificate (or affidavit of loss in lieu thereof) under this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) by the Exchange Agent at the time of delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i), the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Parent and (B) by Parent at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i).

(ii) Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares under this Article II, without interest, (A) by the Exchange Agent at the time of delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(ii), the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Parent and (B) by Parent at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to the time of such delivery by the Exchange Agent under Section 2.5(c)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent under Section 2.5(c)(ii).

(e) After the First Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock for twelve (12) months after the First Effective Time shall be delivered to the Surviving Entity, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration and any dividends or distributions on shares of Parent Common Stock as contemplated by Section 2.5(d). Any portion of the Merger Consideration provided to the Exchange Agent under Section 2.5(b) to pay for any Subsequently Converted Share shall be delivered to Parent promptly (and in any event within two (2) Business Days) of Parent’s demand to the Exchange Agent therefor; provided, that in such case, until twelve (12) months after the First Effective Time, Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be delivered for such Subsequently Converted Share.

(g) None of Parent, Merger Subs, the Surviving Entity or the Exchange Agent shall be liable to any Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official under any applicable abandoned property, escheat or similar Law.

(h) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Entity related to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 2.5(d) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(i) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If, for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j) Each of Parent, the Company, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as are required to be deducted or withheld with respect to such payment under applicable Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Authority to the extent required under applicable Law, such amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6 Further Assurances. If, at any time after the First Effective Time, the Surviving Entity determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any right, property or asset of either of the Company or (if applicable) Merger Sub I acquired or to be acquired by the Surviving Entity as a result of, or in connection with, either Merger or otherwise to carry out this Agreement, then the agents of the Surviving Entity shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes hereof.

Section 2.7 Company Equity Awards.

(a) Company RSUs. As of the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time shall be converted into a restricted stock unit (each, an “Adjusted RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related vesting provisions) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share. Any accrued but unpaid dividend equivalents in connection with any Company RSU will be assumed and become an obligation in connection with the applicable Adjusted RSU.

(b) Company Director RSUs. As of the First Effective Time, each Company Director RSU that is outstanding immediately prior to the First Effective Time shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as the Converted Shares. The Merger Consideration payable pursuant to this Section 2.7(b) shall be paid to the holders of such Company Director RSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided, that to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(c) Company PSUs. As of the First Effective Time, each Company PSU that is outstanding immediately prior to the First Effective Time shall be converted into a time-based restricted stock unit (each, an “Adjusted PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the First Effective Time (including with respect to vesting and termination-related vesting provisions, but except that the performance-based vesting conditions applicable to such Company PSUs immediately prior to the First Effective Time shall not apply from and after the First Effective Time, as applicable), and relating to the number of shares of Parent Common Stock equal to the product of (i) for Company PSUs granted during the calendar year in which the Closing Date occurs, (A) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the First Effective Time that would vest based on achievement of the greater of (1) the applicable performance at the target level and (2) the actual level of performance as of the Closing Date, based on the achievement of the applicable performance metrics applied on a pro rata basis with respect to the applicable performance period and as determined in good faith by the Company Board, multiplied by (B) the Equity Award Exchange Ratio, and (ii) for Company PSUs granted prior to the calendar year in which the Closing Date occurs, (A) the number of shares subject to such Company PSU immediately prior to the First Effective Time based on the achievement of the applicable performance metrics at the actual level of performance and as determined in good faith and consistent with past practice by the Company Board, multiplied by (B) the Equity Award Exchange Ratio, and in each case of (i) and (ii), with any fractional shares rounded to the nearest whole share. Any accrued but unpaid dividend equivalents in connection with any Company PSU will be assumed and become an obligation in connection with the applicable Adjusted PSU.

(d) Company Actions. Prior to the First Effective Time, the Company Board shall take actions (including adopting resolutions) as may be reasonably necessary to provide for or give effect to the transactions contemplated by this Section 2.7. Prior to any such adoption, the Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions.

(e) Company Equity Plan Termination. If requested no later than fifteen (15) days prior to the Closing Date, the Company Board shall take actions (including adopting resolutions) as may be reasonably necessary to terminate the Company Equity Plan(s) effective as of immediately prior to, but subject to the occurrence of, the First Effective Time.

(f) Parent Actions. Parent shall take such actions as are necessary for the granting of the Adjusted RSUs and Adjusted PSUs pursuant to this Section 2.7, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.7. As soon as reasonably practicable following the First Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to the Adjusted RSUs and Adjusted PSUs and Parent shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Adjusted RSUs and Adjusted PSUs remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company SEC Documents filed prior to the date hereof (excluding, in each case, any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Company SEC Document or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Company SEC Document that is predictive or forward-looking in nature) or (y) subject to Section 8.14(k), the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subs as follows:

Section 3.1 Organization; Good Standing; Corporate Power; Company Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its businesses as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the Company’s ability to consummate the First Merger or any of the other transactions contemplated hereby, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b) Prior to the date hereof, the Company has made available to Parent correct and complete copies of its Constituent Documents that are in effect on the date hereof. The Company’s Constituent Documents are in full force and effect, and the Company is not in violation, in any material respect, of any of its Constituent Documents.

(c) Section 3.1(c) of the Company Disclosure Schedule lists all of the Company’s Subsidiaries (the “Company Subsidiaries” and, together with the Company, the “Company Entities”) as of the date hereof, including each Company Subsidiary’s jurisdiction of incorporation, formation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its businesses as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing or in good standing as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(d) Prior to the date hereof, the Company has made available to Parent correct and complete copies of each material Company Subsidiary’s Constituent Documents that are in effect on the date hereof. Each material Company Subsidiary’s Constituent Documents are in full force and effect, and no Company Subsidiary is in violation, in any material respect, of any of its Constituent Documents.

Section 3.2 Company Capitalization.

(a) The authorized capital stock of the Company is 150,000,000 shares of Company Common Stock.

(b) As of the close of business on May 14, 2021 (the “Capitalization Date”), there were (i) 45,163,705 shares of Company Common Stock issued and outstanding, (ii) 7,996,800 shares of Company Common Stock owned by the Company as treasury stock, (iii) 691,897 shares of Company Common Stock reserved for issuance under outstanding awards and rights under the Company Equity Plan, of which (A) 260,119 shares of Company Common Stock related to outstanding Company PSUs (assuming achievement of the applicable performance metrics at the target level), (B) 405,690 shares of Company Common Stock related to outstanding Company RSUs, and (C) 26,088 shares of Company Common Stock related to outstanding Company Director RSUs, and (iv) 2,792,616 shares of Company Common Stock reserved for issuance for future awards under the Company Equity Plan. Since the Capitalization Date through the date hereof, the Company has not issued or granted any Company Equity Awards, and the Company has not issued any shares of Company Common Stock, except in satisfaction of the vesting or exercise of (in each case, under their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(iv), the “Outstanding Company Equity Securities”). Section 3.2(b) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (A) the employee identification number of the holder thereof, (B) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (C) the name of the Company Equity Plan under which the award was granted and (D) the date of grant and vesting terms. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the (1) Outstanding Company Equity Securities and (2) Equity Securities of the Company issued on or after the date hereof to the extent permitted by Section 5.1(b)(ii), no Equity Securities of the Company are

issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any Equity Securities of the Company, other than the regular quarterly dividend on the Company Common Stock declared in accordance with the Company’s dividend policy.

(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock or other Equity Securities of the Company in connection with (i) required Tax withholding in connection with the vesting of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Company Entity.

(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities of any Company Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party related to the voting, registration or disposition of, or that restricts the transfer of, any Equity Securities of any Company Entity.

(e) The Company owns all of the outstanding Equity Securities of each Company Subsidiary, and all of the outstanding Equity Securities of each Company Subsidiary are owned by a Company Entity, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities of the Company Subsidiaries and the passive ownership, in the Ordinary Course of Business, of Equity Securities listed on a national securities exchange, no Company Entity owns any Equity Securities of any Person. No Company Entity is obligated to make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person.

Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to the adoption hereof by the holders of a majority of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. Upon receipt of the Company Stockholder Approval for the First Merger, no other corporate or equivalent proceeding on the part of the Company is necessary to authorize the consummation of the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and assuming Parent’s and Merger Subs’ respective due authorization, execution and delivery hereof, this Agreement is the Company’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Bankruptcy and Equitable Exceptions”).

The Company Stockholder Approval is the only approval of holders of any shares of Company Common Stock necessary to adopt this Agreement and approve the First Merger or the other transactions contemplated hereby.

(b) At a meeting duly called and held on or prior to the date hereof, the Company Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the “Company Recommendation”). Subject to Section 5.4, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. Such resolutions are sufficient to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, the restrictions of Section 203 of the DGCL to the extent such restrictions would otherwise be applicable to this Agreement, the Mergers and the other transactions contemplated hereby. No restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable the Mergers or the other transactions contemplated hereby. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the First Merger.

Section 3.4 No Conflicts; Consents and Approvals.

(a) The Company’s execution and delivery hereof does not, the Company’s performance of its covenants and agreements hereunder will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of any Company Entity, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.4(b) and obtaining the Company Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Company Entity under, any Contract to which any Company Entity is a party or by which any asset of a Company Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the Company’s ability to consummate the First Merger or any of the other transactions contemplated hereby.

(b) The Company’s execution and delivery hereof does not, the Company’s performance of its covenants and agreements hereunder will not, and the consummation of the transactions contemplated hereby will not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, a “Consent”) of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Proxy Statement;

(ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(iii) the Filings required by the Exchange Act, the Securities Act and the rules and regulations of the Nasdaq;

(iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby;

(v) the Filings and the Consents listed in Section 3.4(b)(v) of the Company Disclosure Schedule (the “Specified Filings” and the “Specified Consents,” respectively); and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the Company’s ability to consummate the First Merger or any of the other transactions contemplated hereby.

Section 3.5 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since December 31, 2017 (together with any documents filed with or furnished to the SEC during such period by the Company to the SEC on a voluntary basis and excluding the Proxy Statement, the “Company SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since December 31, 2017, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto, the “Company SEC Financial Statements”) (i) have been prepared from the books and records of the Company Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, including normal and recurring year-end adjustments). Except as required by GAAP and disclosed in the Company SEC Documents, between December 31, 2017 and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.

(c) The Company is, and since December 31, 2017, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(d) The Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities that could have a material effect on the financial statements. The Company has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents, to the Company’s Knowledge none of the Company SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations or, to the Company’s Knowledge, any formal or informal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened in writing, in each case under this sentence, related to any accounting practices of any Company Entity.

(e) Since December 31, 2017, no Company Entity or, to the Company’s Knowledge, any of their respective Representatives has received any bona fide material complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of any Company Entity or their respective internal accounting controls, including any bona fide material complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices.

(f) No Company Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Company Entity), including any director or officer, of any Company Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, that is required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(g) No Company Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due (“Liabilities”), except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements, (ii) for any Liability (except for any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action or that is an environmental Liability or clean-up obligation) incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements or (iii) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement related to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

Section 3.6 Absence of Certain Changes or Events. Since December 31, 2020, through the date hereof, (a) except for the Company’s negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby, the Company Entities have conducted their businesses in the Ordinary Course of Business in all material respects, and (b) neither a Company Material Adverse Effect nor any event, change, effect, development, state of facts, condition, circumstance or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect has occurred.

Section 3.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no, and since December 31, 2017, have been no, Actions pending or, to the Company’s Knowledge, threatened against any Company Entity or any officer or director thereof in his or her capacity as such, and (b) none of the Company Entities or any of their respective officers or directors in their respective capacity as such are, and since December 31, 2017, have not been, subject to any outstanding Order.

Section 3.8 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity is, and since December 31, 2017, has been, in compliance with all applicable Laws, (ii) since December 31, 2017, no Company Entity has received any written notice alleging that any Company Entity has violated any applicable Law that has not been resolved and (iii) since December 31, 2017, no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Entity holds, and since December 31, 2017, has held, all Permits necessary for the lawful conduct of its businesses and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

(ii) each Company Entity is, and since December 31, 2017, has been, in compliance with all such Permits and no event has occurred that, with or without notice or lapse of time or both, would be a default or violation of any such Permit;

(iii) there are no, and since December 31, 2017, have been no, Actions pending or, to the Company’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit;

(iv) to the Company’s Knowledge, no Company Entity has sold any tobacco products (including cigarettes and electronic cigarettes) to any Person that lacks any required Permit to hold, sell, deliver or distribute such tobacco products in the jurisdictions in which they are held, sold, delivered or distributed; and

(v) no Company Entity has, since December 31, 2017, received any written notice alleging that any Company Entity is not in compliance with, or has violated, any such Permit, notifying any Company Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) the Company Entities, all of their respective officers, directors, employees and all of the Company Entities’ respective Representatives acting on behalf of any of the Company Entities, are, and since December 31, 2015, have been in compliance with all applicable Anti-Money Laundering Laws, International Trade Laws and Sanctions, (B) there are no, and since December 31, 2015, have been no, Actions pending or, to the Company’s Knowledge, threatened against (or internal investigations by) any Company Entity or any officer, director, employee or Representative thereof in his, her or its capacity as such, in each case, related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions, and (C) since December 31, 2015, the Company Entities have held all Permits or other authorizations required for the export, re-export, transfer or import in accordance with the International Trade Laws and Sanctions;

(ii) none of the Company Entities or any of their respective officers, directors, employees or Representatives (A) is a Sanctioned Person or otherwise a Person with whom transactions are prohibited under any International Trade Laws or Sanctions, (B) has been organized, operated, or resided in, or had any transactions, business or financial dealings that benefited or involved, directly or indirectly, Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country, territory, region or Person subject to Sanctions;

(iii) since December 31, 2015, none of the Company Entities or any of their respective officers, directors, employees or Representatives has offered or given money or a thing of value to (A) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (B) any other Person, in each case, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, any political party or official thereof or candidate for political office, in each case, in violation of any Anti-Bribery Law; and

(iv) there are no, and since December 31, 2015, have been no, Actions pending or to the Company’s Knowledge, threatened against (or internal investigations by) any Company Entity or any officer, director, employee or Representative thereof in his, her or its capacity as such, in each case, related to any Anti-Bribery Laws.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) no Government Contract or Government Bid is the subject of any bid protest, (B) each Company Entity has complied with all terms and conditions of each Government Contract and the solicitation for such Government Contract, (C) all representations and certifications executed by any Company Entity pertaining to any Government Contract or Government Bid were complete and correct as of their effective date and each Company Entity has complied with all such representations and certifications, (D) no Company Entity has violated any applicable ethical requirement pertaining to a Government Contract or Government Bid, (E) no Company Entity has submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, quote, proposal, report, invoice, claim, request for equitable adjustment, or other information to a Governmental Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (F) no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is pending or in effect or, to the Company Entities’ knowledge, being threatened, in each case, pertaining to such Government Contract and (G) no disputes between any Company Entity and any Governmental Authority or between any Company Entity and any prime contractor, subcontractor, vendor or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any Government Contract or Government Bid;

(ii) (A) none of the Company Entities or any of their respective directors, officers, employees or other Representatives is or has during the past five years been under administrative, civil or criminal investigation or indictment by any Governmental Authority or subject to any audit or investigation by any Company Entity with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid, and (B) during the past five (5) years, no Company Entity has conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid;

(iii) no Company Entity is in receipt or possession of any competitor (as to any Government Contract or Government Bid) or Governmental Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized; and

(iv) (A) no Company Entity is subject to any active administrative agreement pertaining to its eligibility for the award of Government Contracts, (B) no Company Entity has been debarred, suspended or similarly disqualified from participation in the award of contracts with any other Governmental Authority and (C) there are no facts or circumstances that would warrant the institution of suspension, debarment or other disqualification proceedings or the finding of nonresponsibility or ineligibility on the part of any Company Entity or any director, officer, or employee thereof.

Section 3.9 Employee Benefit Plans; ERISA.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all of the material Company Benefit Plans. For each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of any such Company Benefit Plan that is not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service and most recent actuarial reports and financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service; and (vi) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modification.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualified status and tax-exemption, respectively, and to the Company’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects, with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) During the previous six (6) years, none of the Company Entities have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Pension Plan”), (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Entity has any current or contingent liability or obligation related to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect during the previous six (6) years, (i) all contributions required to be made with respect to any Multiemployer Pension Plan on or prior to the Closing Date have been timely made, (ii) no Company Entity has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA, from any such Multiemployer Pension Plan (or any liability resulting therefrom has been satisfied in full), and (iii) no Company Entity has any contingent Liability under Section 4204 of ERISA.

(e) None of the Company Entities or, to the Company’s Knowledge, any other Person has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to a Company Benefit Plan to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(f) No material Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(g) There are no pending or, to the Company’s Knowledge, threatened claims (except for routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(h) Except as required by applicable Law, no material Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Company Entity has any obligation to provide such benefits except for any payment or reimbursement of COBRA premiums as part of a severance benefit.

(i) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any Company Service Provider to any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such Company Service Provider, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any material Company Benefit Plan on or following the First Effective Time, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Sections 409A or 4999 of the Code.

Section 3.10 Labor Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all Collective Bargaining Agreements to which a Company Entity is a party to or bound by and all Collective Bargaining Agreements that pertain to any of the employees of any Company Entity.

(b) Since December 31, 2017, (i) there has been no actual, or to the Company’s Knowledge, threatened material arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or material labor-related Actions or disputes (collectively, “Labor Disputes”) against or affecting any Company Entity or involving an employee of the Company Entities, and no such Labor Disputes are pending and (ii) to the Company’s Knowledge, none of the Company Entities or any of their employees, agents or representatives have committed any material unfair labor practice as defined in the National Labor Relations Act in connection with the operation of the businesses of the Company Entities. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Entities (i) are in compliance with any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding worker classification, health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, worker authorization, plant closures and layoffs, affirmative action, employee leave issues, pay equity, unemployment insurance and workers’ compensation and (ii) are not, and have not been since December 31, 2017, a party to any Action alleging a violation in any material respect of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, nor, to the Company’s Knowledge, is any such Action pending or threatened.

(c) To the Company’s Knowledge, no Company Service Provider is in material violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Company Entity or (ii) to a former employer of any such Company Service Provider, with respect to (A) the right of any such Company Service Provider to be employed or engaged by a Company Entity or (B) the knowledge or use of trade secrets or proprietary information in connection with such Company Service Provider’s employment or engagement by a Company Entity.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2017, the Company Entities have a reasonable, good faith belief that they have, or will have by no later than the Closing Date, fully and timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that has come due and payable to their respective current or former employees and independent contractors under applicable Law, Contract or policy. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2017, the Company Entities (i) have not incurred any liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wages, hourly and withholding requirements under applicable Law, and (ii) to the Company’s Knowledge, are not delinquent in payments to any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid under applicable Law, Contract or policy.

(e) Since December 31, 2017, none of the Company Entities has conducted any “mass layoff” or “plant closing” (each as defined under the WARN Act or any similar applicable state Law). Since December 31, 2019, there have been no layoffs, furloughs or salary or wage reductions by any of the Company Entities that triggered a requirement to provide notice under the WARN Act or any similar applicable state law.

(f) To the Company’s Knowledge, since December 31, 2017, no material claims of harassment or discrimination have been made in writing against any officer of any Company Entity with respect to conduct or alleged conduct occurring during such officer’s employment with the Company Entities.

Section 3.11 Environmental Matters.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity is and since December 31, 2017, has been in compliance with all applicable Environmental Laws and (ii) none of the Company Entities has received any written communication, whether from a Governmental Authority, citizens group or other third party, that alleges that any of the Company Entities are not in compliance with applicable Environmental Laws that remains unresolved with no further Liabilities.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Entities have obtained all of the Environmental Permits required for the construction, modification or operation of their businesses, operations or assets (ii) all such Environmental Permits are in effect, (iii) no appeal nor any other action is pending to revoke any such Environmental Permit and (iv) the Company Entities are and since December 31, 2017, have been in compliance with all terms and conditions of such Environmental Permits.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company Entities or any Person as to which a Company Entity has retained or assumed Liability for such Environmental Claim or provided an indemnity for such Environmental Claim.

(d) None of the Company Entities or any of the real property owned, operated or leased by the Company Entities is subject to an Order pursuant to Environmental Law or with respect to Hazardous Materials that could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, there has not been any Release of any Hazardous Materials at any of the real properties currently or formerly owned, leased, operated or used by the Company Entities that could reasonably be expected to result in a liability pursuant to Environmental Law.

(f) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Entities has contractually agreed to assume from and other Person, or indemnify any other Person for, any liabilities arising pursuant to Environmental Law.

Section 3.12 Title to Assets; Real Property.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity owns good and valid marketable title to, or in the case of leased assets, has valid, binding, enforceable and subsisting leasehold interests in, all assets (including personal property) used in the business of such Company Entity as currently conducted, free and clear of any Lien thereon (except for any Permitted Lien), and (ii) each Company Entity’s assets (including Company Real Property), except for obsolescence in the Ordinary Course of Business, are in good condition, repair and operating condition (subject to ordinary wear and tear), have been maintained, repaired and refurbished in the Ordinary Course of Business and are useable or saleable in the Ordinary Course of Business.

(b) Section 3.12(b) of the Company Disclosure Schedule lists the physical address of each parcel of real property owned in fee simple by any Company Entity (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, collectively, the “Company Owned Real Property”). The applicable Company Entity owns good, valid and marketable fee simple title to each parcel of Company Owned Real Property, free and clear of any Lien thereon (except for any Permitted Lien). The current use of the Company Owned Real Property by the Company Entities does not breach in any material respect any restrictive covenants or easements of records or any unrecorded agreements or encumbrances affecting the Company Owned Real Property.

(c) Section 3.12(c) of the Company Disclosure Schedule lists the physical addresses of each real property leased, subleased, sub-subleased, licensed or otherwise occupied, or used, by a Company Entity (the “Company Leased Real Property” and, together with the Company Owned Real Property, collectively, the “Company Real Property”), for which true, correct and complete copies of any and all material leases, subleases, sub-subleases, licenses, occupancy agreements, purchase options, lease guaranties, and related agreements and documents thereunder, and all material amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”) have been made available. The applicable Company Entity has a valid, binding and enforceable leasehold interest under each of the Company Real Property Leases, and enjoys possession of the relevant Company Leased Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien), and each of the Company Real Property Leases is in full force and effect. No security deposit or portion thereof deposited with respect to such Company Real Property Lease has been applied in respect of a breach or default under such Company Real Property Lease which has not been redeposited in full within the time period provided in such Company Real Property Lease. With respect to any material Company Leased Real Property, (i) any leasehold interest in the Company Leased Real Property is not encumbered by a leasehold mortgage or by any subtenancy or other right to occupy or use any portion of the Company Leased Real Property or the Improvements (as defined below) or personal property thereon, (ii) the Company has not received written notice from any other Person of any default in the performance of any obligations under any of the Company Real Property Leases or from any subtenant with respect to any sublease and (iii) to the Company’s Knowledge, there has been no act or omission or other circumstance that, if uncured, would ripen into a breach or default by the Company or any other Person under the terms of any of the Company Real Property Leases or any sublease to which the Company is a party. As of the date hereof, no party to any material Company Real Property Lease has exercised any termination rights with respect thereto or given any notice to any landlord under any Company Real Property Lease indicating it will not be exercising any extension or renewal options under such Company Real Property Lease.

(d) The Company Real Property constitutes all of the real property used in the businesses of the Company Entities as currently conducted.

(e) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) there are currently in effect such insurance policies for the Company Real Property as are customarily maintained with respect to similar properties, (ii) all premiums due on such insurance policies have been paid by the applicable Company Entity, (iii) none of the Company Entities have received any written notice or request from any insurance company requesting the performance of any work or alteration with respect to the Company Real Property or any portion thereof and, to the Company’s Knowledge, no such notice or request has been threatened and (iv) none of the Company Entities has received any written notice from any insurance company concerning, and none of the Company Entities is aware of, any defects or inadequacies in the Company Real Property that, if not corrected, would result in the termination of insurance coverage or increase its cost.

(f) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) there is no Action pending or, to the Company’s Knowledge, threatened with respect to the appropriation, condemnation or exercise of eminent domain with respect to any Company Real Property, (B) there is no Action pending, initiated by or on behalf of any Company Entity to change or redefine the zoning or land use classification of any Company Real Property, and no Company Entity has received notice thereof, and (C) there are no sales or other dispositions of such Company Real Property or any part thereof in lieu of any such Actions;

(ii) there are no leases, subleases, licenses, occupancy agreements, options, rights of first offer or rights of first refusal to purchase or other agreements or arrangements to which any Company Entity is a party granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of the Company Real Property or interest therein, no Company Entity has leased or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof and there are no other parties other than a Company Entity occupying the Company Real Property;

(iii) no Company Entity is a party to any agreement or option to purchase or dispose of any real property or interest therein;

(iv) the Company Real Property is in compliance with all applicable Laws related to the business currently being conducted on such Company Real Property and the Company Entities have all certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each parcel of Company Real Property;

(v) none of the Company Entities has vacated or abandoned any of the Company Leased Real Properties nor given notice of its intent to do the same;

(vi) the present use of the land, buildings, structures and improvements on the Company Real Property complies with all applicable Laws, including all applicable zoning Laws and with all registered deeds, restrictions of record, any restrictive covenants or easements of records, any unrecorded agreements or encumbrances affecting or other agreements affecting such Company Real Property, and there is no proposed change therein that would so affect any of the Company Real Property or its use and the Company has no knowledge of any violation thereof;

(vii) there exists no conflict or dispute with any Governmental Authority or any other Person relating to any Company Real Property or the activities thereon;

(viii) all improvements, buildings, structures, fixtures, building systems and equipment included in the Company Real Property (the “Improvements”) have been maintained in the Ordinary Course of Business and are in satisfactory condition and repair in all material respects;

(ix) no damage or destruction has occurred with respect to any of the Company Real Property that would not be covered by an enforceable insurance policy;

(x) each Company Entity is in compliance with all Liens affecting the Company Real Property, and no Company Entity has received any written notice alleging any default under any of such Liens and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such Liens;

(xi) except as provided by the Company Real Property Leases, and other than the right of Parent pursuant to this Agreement, there are no outstanding Contracts, commitments, options, rights of reverter, rights of first offer or rights of first refusal (A) to which any Company Entity is a party or (B) to which any landlord or sub-landlord, as applicable, is a party, in each case, granted to third parties to purchase or lease any Company Real Property, or any portion thereof or interest therein and the consummation of the transactions contemplated by this Agreement will not give rise to any third parties having the right to acquire or ground lease any of the Company Owned Real Property;

(xii) all Company Real Property and Improvements, and all components thereof, are in satisfactory condition and repair; and

(xiii) there are no current construction or capital improvement projects on or with respect to any Company Real Property or Improvements.

Section 3.13 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) each Company Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, complete and correct;

(b) each Company Entity has timely paid to the proper Governmental Authority all Taxes, whether or not shown to be due on any Tax Return, required to be paid by it, except for Taxes being contested in good faith for which an adequate reserve has been established in the Company SEC Financial Statements in accordance with GAAP;

(c) the Company Entities have (i) timely withheld, collected and paid all amounts required to have been withheld, collected and paid with respect to any amounts paid or owing to, or received from, any employee, creditor, independent contractor, stockholder, customer or other third party and (ii) otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(d) there is no (i) claim, litigation, audit, examination or investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of any Company Entity or (ii) deficiency for Taxes that has been assessed by any Governmental Authority against any Company Entity with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment);

(e) no Company Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax, which waiver or extension has not since expired, and no request for such an extension or waiver is currently pending;

(f) there are no Liens for Taxes upon any property or assets of the Company Entities, except for Permitted Liens;

(g) no Company Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except for a group the common parent of which is the Company or a Subsidiary of the Company), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (except for customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily related to Taxes, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (except for the Company Entities) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) or as a transferee or successor;

(h) no Company Entity has been a party to, or participated in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law), other than any “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5);

(i) in the last two (2) years (or otherwise as part of a plan (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated hereunder), no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;

(j) in the last three (3) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns or paid Taxes of a particular type that the Company or any Company Subsidiary is or may be subject to Tax, or required to file Tax Returns with respect to Taxes, in such jurisdiction, which claim has not been resolved;

(k) no Company Entity is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes;

(l) no Company Entity is or will be required to include any amount in income for a taxable year ending after December 31, 2020, as a result of the application of Section 965 of the Code;

(m) all tobacco products (including cigarettes and electronic cigarettes) sold, delivered or distributed by any Company Entity have had any and all stamps required by Law in the jurisdiction in which they were sold, delivered or distributed;

(n) no Company Entity has had a permanent establishment (within the meaning of an applicable Tax treaty) and otherwise has not had an office or fixed place of business in any non-U.S. jurisdiction;

(o) no Company Entity has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes, other than deferred payroll Taxes for which adequate reserves have been established on the Company SEC Financial Statements;

(p) Equity Securities in the capital of Core-Mark International, Inc. (or options or interests in respect of such Equity Securities) are not, and are not deemed to be, “taxable Canadian property” for purposes of the Income Tax Act (Canada); and

(q) no Company Entity has taken (or failed to take) or agreed to take (or fail to take) any action or knows of any fact or circumstance that would reasonably be likely to prevent, cause a failure of, or impede the Intended Tax Treatment.

Section 3.14 Company Material Contracts.

(a) Except for any Company Material Contract filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Schedule lists each Company Material Contract in effect as of the date hereof. As used herein, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound:

(i) any Contract required to be filed by the Company under Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan listed in Section 3.9(a) of the Company Disclosure Schedule);

(ii) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(iii) any Contract that by its express terms (A) limits the ability of, or prohibits or restricts, any Company Entity from engaging or competing in any line of business that is material to the Company Entities, taken as a whole, or in any geographic area in any material respect, (B) upon consummation of the Mergers, would purport to limit the ability of, or prohibits or restricts, Parent or any of its Subsidiaries (except for the Surviving Entity or any of the Company Subsidiaries) from engaging or competing in any line of business or in any geographic area in any material respect or (C) levies a fine, charge or other payment for doing any of the foregoing;

(iv) any Contract forming a partnership, joint venture, profit-sharing or similar arrangement that is material to the Company Entities, taken as a whole;

(v) any Contract that by its express terms prohibits, restricts or limits the payment of dividends or distributions on any Equity Security of any Company Entity, prohibits, restricts or limits the pledging of the Equity Securities of any Company Entity or prohibits, restricts or limits the issuance of guarantees by any Company Entity;

(vi) any Contract pursuant to which any Company Entity has incurred or guaranteed Indebtedness, pledged or granted a Lien on any of its assets or loaned money or otherwise extended credit to any Person (except for any wholly owned Company Subsidiary), in each case, in excess of $1,000,000, except for account receivables and account payables incurred or arising in the Ordinary Course of Business;

(vii) any Contract related to any obligation to purchase, redeem, retire, defease or otherwise acquire for value any Equity Security;

(viii) (A) any Company Real Property Lease, or lease or sublease related to leases of equipment, vehicles or other tangible personal property used or held by any Company Entity, under which any Company Entity would reasonably be expected to make payments in excess of $250,000 during the year ending December 31, 2021 or (B) any Contract related to the design and/or construction of Improvements on or related to Company Real Property, under which any Company Entity would reasonably be expected to make payments in excess of $250,000 during the year ending December 31, 2021;

(ix) any Contract under which any Company Entity (A) is granted any right, title or interest in or to Intellectual Property or IT Assets that is material to the business of the Company Entities, take as a whole, from any third Person (excluding (1) any Contract concerning commercially available shrink-wrap or off-the-shelf Software that has an acquisition price of less than $250,000 in the aggregate for any Company Entity’s use thereof, (2) any Contract for any Open Source Software, (3) any non-disclosure Contract entered into in the Ordinary Course of Business and (4) any Contract with any employee of any Company Entity entered into in the Ordinary Course of Business), (B) transfers, licenses or otherwise grants to any third Person a right, title or interest in or to any material Company Intellectual Property or material Company IT Assets owned or purported to be owned by the Company Entities (excluding (1) any Contract containing any non-exclusive and incidental licenses for purposes of such third Persons providing services to any Company Entity in the Ordinary Course of Business, (2) any Contract containing any non-exclusive end-user rights granted to any Company Entity customers in the Ordinary Course of Business and (3) any non-disclosure Contract entered into in the Ordinary Course of Business) or (C) is restricted from using, registering or asserting any Company Intellectual Property material to the business of the Company Entities, taken as a whole;

(x) any Contract that provides for any standstill, most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which any Company Entity is subject or a beneficiary thereof, that is material to the Company Entities, taken as a whole;

(xi) any Contract that grants any right of first refusal, right of first offer or similar right related to any material assets or rights of any Company Entity;

(xii) any Contract providing for the acquisition, disposition or similar transaction by any Company Entity of any material assets (including Equity Securities of another Person), whether by merger, sale of stock, sale of assets or otherwise (other than the sale or purchase of inventory or equipment in the Ordinary Course of Business), and under which such Company Entity has material continuing obligations following the date hereof (excluding indemnification obligations under which there are no pending claims);

(xiii) any Contract relating to any hedge, swap, forward, futures, warrant, option or other derivative transaction;

(xiv) any material option, license, franchise or similar Contract;

(xv) any material agency, dealer, sales representative, marketing or other similar Contract;

(xvi) (A) any Government Contract, or series of related Government Contracts, that would reasonably be expected to involve payments to any Company Entity in excess of $5,000,000 during the year ending December 31, 2021 and (B) any Contract with any Governmental Authority (except for any Government Contract);

(xvii) any Contract (A) providing for the employment of, or the performance of services by, any director, employee or individual consultant that requires payment of base salary (or compensation) in excess of $250,000 on an annual basis to any Person or (B) the terms of which obligate or may in the future obligate any Company Entity to make any severance, retention, change in control, termination or similar payment to any current or former employee;

(xviii) any Collective Bargaining Agreement;

(xix) any Contract under which any future Affiliate of a Company Entity has an obligation to indemnify any counterparty thereto;

(xx) any Contract with a Key Supplier or a Key Customer;

(xxi) any Contract providing for the settlement of any Action (A) under which any Company Entity has continuing monetary Liabilities in excess of $1,000,000 or (B) which imposes, individually or in the aggregate, any material restrictions on the business of any Company Entity; and

(xxii) any Contract (except for any Contract subject to another subsection of this Section 3.14(a)) that would reasonably be expected to result in payment to or from any Company Entity in excess of $40,000,000 during the year ending December 31, 2021.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions;

(ii) no Company Entity is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default under any Company Material Contract;

(iii) since December 31, 2017, no Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract;

(iv) no Company Entity has received any written notice of the intention of any party to a Company Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract; and

(v) no party to any Company Material Contract has provided written notice to any Company Entity requesting any indemnification or defense under such Company Material Contract.

(c) Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts.

Section 3.15 Intellectual Property; Software.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all Company Registered Intellectual Property and all other Company Intellectual Property (including the Intellectual Property created by employees within the scope of their employment by the Company Entities), free and clear of any Lien thereon (except for any Permitted Lien). Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, all (i) Company Registered Intellectual Property is subsisting and (ii) issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity owns, licenses or otherwise has, and since December 31, 2017, has owned, licensed or otherwise had, the right to use all Intellectual Property used in, or held for use for, the operation of the Company Entities’ businesses.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) the operation of the Company Entities’ respective businesses, as currently conducted and as conducted since December 31, 2017, is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, (1) any Patents or Marks of any other Person or (2) any other Intellectual Property of any other Person; and (B) since December 31, 2017, there has been no Action instituted or threatened in writing against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of any Company Intellectual Property;

(ii) (A) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and (B) since December 31, 2017, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any such Company Intellectual Property;

(iii) each Company Entity takes and has taken commercially reasonable actions to protect the confidentiality of (A) trade secrets and other confidential information included in the Company Intellectual Property and (B) confidential information of other Persons possessed by any Company Entity with respect to which such Company Entity has a confidentiality obligation;

(iv) (A) each Company Entity takes and has taken commercially reasonable actions to maintain the operation of Company Software and Company IT Assets, including by implementing reasonable disaster recovery incident response plans with respect to such Company IT Assets, and (B) since December 31, 2017, there has been no failure in, or disruptions of, any Company Software or any Company IT Assets that has not been fully remedied; and

(v) (A) the Company IT Assets are sufficient for the conduct of the businesses of the Company Entities, taken as a whole, as currently conducted, (B) no Software that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (collectively, “Open Source Software”) has been incorporated into, linked to or distributed with any Company Software owned or purported to be owned by the Company Entities by or on behalf of any Company Entity in a manner that would (1) either currently or upon its distribution, require such Company Software (in whole or in part) to be licensed, sold or disclosed in source code form, (2) grant the right to make modifications or derivative works of such Company Software (in whole or in part), (3) impose a requirement or condition that such Company Software be redistributable at no charge or (4) render such Company Software subject to any other limitation, restriction or condition on the right or ability of any Company Entity to use or distribute such Company Software or any Software or source code used or integrated therewith and (C) the Company Software owned or purported to be owned by the Company Entities does not contain any device or feature that disrupts, disables, or otherwise impairs the functioning of any such Company Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access, use, disablement or erasure of such Company Software, Company IT Assets or information or other data (or all parts thereof) or other Software or information technology assets of duly authorized users of such Company Software.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, no source code for any Company Software owned or purported to be owned by the Company Entities (i) has been provided, licensed or made available to any customer, business partner, escrow agent or other Person except to employees and third-party Software developers of a Company Entity solely for use, modification, creation of derivative works and/or disclosure in connection with their employment or engagement with such Company Entity, or (ii) is subject to any duty or obligation (whether present, contingent, or otherwise) of any Company Entity to deliver, license, or make available any such source code to any customer, business partner, escrow agent or other Person.

Section 3.16 Data Protection and Privacy.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Entity maintains, and since December 31, 2017, has adopted, implemented and maintained a data privacy and security compliance program that complies with all applicable Privacy/Cybersecurity Requirements, that is designed to protect Company IT Assets and Personal Information against threats and hazards to their security and the unauthorized use or disclosure thereof, and that includes commercially reasonable plans, policies, procedures and administrative, technical and physical safeguards designed to protect such Company IT Assets, Personal Information and other data;

(ii) the Company Entities are, and since December 31, 2017, have been, in compliance with all Privacy/Cybersecurity Requirements;

(iii) since December 31, 2017, (A) no Person has (1) gained unauthorized access, including any such access reportable to a Governmental Authority under applicable Law, to any Personal Information transmitted to or from, processed by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company Entities, or (2) used, accessed or disclosed any such Personal Information or Company IT Assets for any illegal or unauthorized purpose and (B) no Company Entity has received any written notice of any claims from, and there have been no Actions instituted or threatened (including any investigation) by, any Governmental Authority or any other Person alleging any violation, breach or compromise of any Personal Information, or any violation or breach of any Privacy/Cybersecurity Requirements;

(iv) without limiting the foregoing in this Section 3.16, since December 31, 2017, (A) no breach, unauthorized access or other noncompliance related to Privacy/Cybersecurity Requirements has occurred related to any Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity, (B) no information security or privacy breach event has occurred that has resulted in, or would require, notification by or on behalf of a Company Entity to any Governmental Authority or other Person under any Privacy/Cybersecurity Requirements, and (C) no Company Entity is or has been in violation, breach or default of any Contracts with respect to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality and/or protection of Company IT Assets or Personal Information; and

(v) since December 31, 2017, the Company Entities have not provided or authorized access or rights to any Personal Information collected, generated or otherwise possessed by or for the Company Entities to any Persons for use outside the Ordinary Course of Business.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) the consummation of the transactions contemplated hereby shall not cause the Company Entities to be in breach or other violation of any Privacy/Cybersecurity Requirements and (ii) the Company is not subject to any Privacy/Cybersecurity Requirements that, after the Closing, would prohibit the Company Entities from receiving and/or using any Personal Information in substantially the same manner as prior to the Closing.

Section 3.17 Insurance.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Company Policies are in full force and effect and no Company Entity is in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy;

(ii) since December 31, 2017, each Company Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary for companies in the United States conducting the businesses conducted by such Company Entity;

(iii) since December 31, 2017, no Company Entity has received any written communication notifying it of any (A) cancellation or invalidation of any Company Policy, (B) denial of any coverage or rejection of any claim under any Company Policy or (C) adjustment in the amount of the premiums payable under any Company Policy; and

(iv) there is no Action pending by any Company Entity against any insurance carrier under any Company Policy.

(b) As used herein, “Company Policy” means any insurance policy naming any Company Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Company Entity is obligated to pay all or part of the premiums as of the date hereof.

Section 3.18 Key Suppliers and Key Customers. Section 3.18 of the Company Disclosure Schedule lists (a) the twenty-five (25) largest suppliers and vendors (including independent contractors) of the Company Entities, taken as a whole, measured by amounts paid by the Company Entities, taken as a whole, during the fiscal year ending December 31, 2020 (each, a “Key Supplier”) and (b) the twenty-five (25) largest customers of the Company Entities, taken as a whole, measured by annual sales to such customers by the Company Entities, taken as a whole, during the fiscal year ending December 31, 2020 (each, a “Key Customer”). As of the date hereof, no Key Supplier or Key Customer has notified any Company Entity or any of its Representatives that it intends to terminate its business relationship with any Company Entity.

Section 3.19 Product Regulation and Safety.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2017, the Company Entities have complied and are in compliance with (i) all applicable Laws related to the marketing, distribution, storage and sale of their respective Products, including the Federal Food, Drug, and Cosmetic Act and all applicable Laws enforced by the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Agriculture (the “USDA”), the Alcohol and Tobacco Tax and Trade Bureau, the FTC or any state, local or foreign Governmental Authority responsible for regulating food products, agricultural products, tobacco products (including cigarettes and electronic cigarettes), CBD Products or alcoholic beverages (collectively, the “FTB Authorities”), and (ii) all terms and conditions imposed under any Permits granted to the Company Entities by any FTB Authority, including, in each case, with respect to any jurisdiction in which the Products are marketed, distributed, stored or sold, any applicable sanitation requirements and advertising requirements, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, storage and warehousing procedures and requirements, transportation and shipping requirements and shelf-life requirements.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2017, none of (i) the Company Entities or the facilities in which the Products are stored by any Company Entity or (ii) with respect to the Products, any Product, the facilities in which the Products are manufactured, processed or packaged, or the Persons that manufacture, process, package or supply ingredients and packaging materials for or distribute the Products, has received (in the case of any Company Entity) or is subject to (in the case of any Company Entity, Product or facility), (A) any warning (whether currently open or closed) or adverse correspondence or notice from any FTB Authority or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement Action by any FTB Authority.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) since December 31, 2017, (A) no Company Entity or (B) with respect to the Products, no Person that manufactures, processes, packages, supplies ingredients for or distributes the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product, and (ii) the Company is not aware of any facts which are reasonably likely to cause (A) any recall, market withdrawal or replacement of any Product sold or intended to be sold by any Company Entity or (B) as a result of regulatory action (1) a change in the labeling of any such Products or (2) a termination or suspension of the marketing of such Products.

Section 3.20 Broker’s Fees. Except for Barclays Capital Inc. (the “Company Financial Advisor”), the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby. On or prior to the date hereof, the Company has made available to Parent the Company’s financial arrangements with the Company Financial Advisor.

Section 3.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor that, as of the date of such opinion and subject to the assumptions and limitations therein, the Merger Consideration to be paid to the holders of Converted Shares pursuant hereto is fair, from a financial point of view, to such holders and, as of the date hereof, such opinion has not been modified or withdrawn.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBS

Except as disclosed in (x) the Parent SEC Documents filed prior to the date hereof (excluding, in each case, any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Parent SEC Document or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Parent SEC Document that is predictive or forward-looking in nature) or (y) subject to Section 8.14(k), the Parent Disclosure Schedule, Parent and Merger Subs represent and warrant to the Company as follows:

Section 4.1 Organization and Corporate Power.

(a) Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. Merger Sub II is a limited liability company, validly existing and in good standing in accordance with the Laws of the State of Delaware. Each of Parent and each Merger Sub has the requisite entity power and authority to own or lease, as applicable, and operate its assets and to carry on its businesses as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede Parent’s and Merger Subs’ ability to consummate the First Merger or any of the other transactions contemplated hereby, each of Parent and each Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b) Prior to the date hereof, Parent’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database. Parent’s Constituent Documents are in full force and effect, and Parent is not in violation, in any material respect, of any of its Constituent Documents.

(c) Each Parent Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its businesses as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing or in good standing as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(d) Each material Parent Subsidiary’s Constituent Documents are in full force and effect, and no material Parent Subsidiary is in violation, in any material respect, of any of its Constituent Documents.

Section 4.2 Parent and Merger Subs Capitalization; Operations of Merger Subs.

(a) The authorized capital stock of Parent is (i) 1,000,000,000 shares of Parent Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, and the authorized capital stock of Merger Sub II consists of limited liability company interests. Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub I, free and clear of any Lien thereon, and Parent owns all of the issued and outstanding limited liability company interests of Merger Sub II, free and clear of any Lien thereon.

(b) As of the close of business on the Capitalization Date, there were (i) 133,805,843 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Preferred Stock issued or outstanding, (iii) no shares of Parent Common Stock owned by Parent as treasury stock and (iv) 4,841,507 shares of Parent Common Stock reserved for issuance under outstanding awards and rights under the Parent Equity Plan. Since the Capitalization Date through the date hereof, Parent has not issued or granted any Parent Equity Awards, and Parent has not issued any shares of Parent Common Stock, except in satisfaction of the vesting or exercise of (in each case, under their respective terms) any Parent Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Parent Common Stock, together with the outstanding Equity Securities of Parent described by the foregoing clauses (i)–(iv), the “Outstanding Parent Equity Securities”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other antidilutive rights. Except for the Outstanding Parent Equity Securities, as of the Capitalization Date, no Equity Securities of Parent are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any Equity Securities of Parent.

(c) Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other Equity Securities of Parent in connection with (i) required Tax withholding in connection with the vesting of Parent Equity Awards and (ii) forfeitures of Parent Equity Awards, no Parent Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Parent Entity.

(d) There is no Indebtedness of any Parent Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which any holder of Equity Securities of any Parent Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Parent Entity is a party related to the voting, registration or disposition of, or that restrict the transfer of, any Equity Securities of any Parent Entity.

(e) Since its date of incorporation or formation, as applicable, neither Merger Sub has carried on any business or conducted any operations except in connection herewith and with the transactions contemplated hereby.

Section 4.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Each of Parent and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to Parent’s adoption hereof, in its capacity as the sole stockholder of Merger Sub I and sole member of Merger Sub II, to consummate the transactions contemplated hereby. Each of Parent’s and each Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and each Merger Sub. Each of Parent and each Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement is Parent’s and Merger Subs’ respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions. Neither Parent nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to and including the date hereof has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. No restrictions on business combinations in any Takeover Laws are applicable to the Mergers or the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Parent Board unanimously adopted resolutions approving and declaring advisable this Agreement and the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby. At a meeting duly called and held, the board of directors of Merger Sub I unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub I and Parent (in its capacity as sole stockholder of Merger Sub I), (iii) directing that this Agreement be submitted to Parent (in its capacity as sole stockholder of Merger Sub I) for adoption and (iv) recommended that Parent (in its capacity as sole stockholder of Merger Sub I) adopt this Agreement. Parent, as the sole member of Merger Sub II, has approved and adopted this Agreement and the transactions contemplated hereby, including the Second Merger. Effective immediately following the execution and delivery hereof, Parent, as the sole stockholder of Merger Sub I has adopted this Agreement and approved the transactions contemplated hereby, including the Mergers.

(c) The approval of Parent, as the sole stockholder of Merger Sub I is the only approval of holders of any shares of any Equity Securities of Merger Sub I necessary to adopt this Agreement and approve the Mergers or the other transactions contemplated hereby. The approval of Parent, as the sole member of Merger Sub II, is the only approval of holders of any limited liability company interests of Merger Sub II necessary to adopt this Agreement and approve the Mergers or the other transactions contemplated hereby.

Section 4.4 Consents and Approvals; No Conflicts.

(a) Each of Parent’s and each Merger Sub’s execution and delivery hereof does not, each of Parent’s and each Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of any Parent Entity, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b), obtaining the Company Stockholder Approval and Parent’s adoption hereof, in its capacity as the sole stockholder of each Merger Sub, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Parent Entity under, any Contract to which any Parent Entity is a party or by which any asset of a Parent Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede Parent’s and Merger Subs’ ability to consummate the First Merger or any of the other transactions contemplated hereby.

(b) Each of Parent’s and each Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Subs’ performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Parent Entity to make Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Form S-4;

(ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(iii) Filings required by the Exchange Act, the Securities Act and the rules and regulations of NYSE;

(iv) the HSR Clearance and Filings required by the HSR Act for the transactions contemplated hereby;

(v) the Specified Filings and the Specified Consents; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede Parent’s and Merger Subs’ ability to consummate the First Merger or any of the other transactions contemplated hereby.

Section 4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the

Exchange Act to be filed or furnished by Parent with the SEC since December 31, 2017 (together with any documents filed with or furnished to the SEC during such period by Parent to the SEC on a voluntary basis and excluding the Form S-4, the “Parent SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Parent SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Parent SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or has at any time since December 31, 2017, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”) (i) have been prepared from the books and records of the Parent Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) present fairly, in all material respects, the Parent Entities’ consolidated financial position as at the respective dates thereof and the Parent Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, including normal and recurring year-end adjustments). Except as required by GAAP and disclosed in the Parent SEC Documents, between December 31, 2017 and the date hereof, Parent has not made or adopted any material change in its accounting methods, practices or policies.

(c) Parent is, and since December 31, 2017, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.

(d) Parent has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Parent Entities are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Entities that could have a material effect on the financial statements. Parent has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the Parent SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. Parent has disclosed to Parent’s outside auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in Parent’s internal control over financial reporting. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial data. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Parent SEC Documents, to Parent’s Knowledge none of the Parent SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations or, to Parent’s Knowledge, any formal or informal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened in writing, in each case under this sentence, related to any accounting practices of any Parent Entity.

(e) Since December 31, 2017, no Parent Entity or, to Parent’s Knowledge, any of their respective Representatives has received any bona fide material complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of any Parent Entity or their respective internal accounting controls, including any bona fide material complaint, allegation, assertion or claim that any Parent Entity has engaged in questionable accounting or auditing practices.

(f) No Parent Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Parent Entity), including any director or officer, of any Parent Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, that is required to be disclosed by Parent under Item 404 of Regulation S-K under the Exchange Act.

(g) No Parent Entity has any Liabilities, except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements, (ii) for any Liability (except for any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action or that is an environmental Liability or clean-up obligation) incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Parent SEC Financial Statements or (iii) for any

Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. No Parent Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement related to any transaction or relationship between or among any Parent Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2020, through the date hereof, (a) except for Parent’s negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby, the Parent Entities have conducted their businesses in the Ordinary Course of Business in all material respects, and (b) neither a Parent Material Adverse Effect nor any event, change, effect, development, state of facts, condition, circumstance or occurrence that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect has occurred.

Section 4.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no, and since December 31, 2017, have been no, Actions pending or, to Parent’s Knowledge, threatened against any Parent Entity or any officer or director thereof in his or her capacity as such, and (b) none of the Parent Entities or any of their respective officers or directors in their respective capacity as such are, and since December 31, 2017, have not been, subject to any outstanding Order.

Section 4.8 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Entity is, and since December 31, 2017, has been, in compliance with all applicable Laws, (ii) since December 31, 2017, no Parent Entity has received any written notice alleging that any Parent Entity has violated any applicable Law that has not been resolved and (iii) no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default or material violation by any Parent Entity under any applicable Law.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each Parent Entity holds, and since December 31, 2017, has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

(ii) each Parent Entity is, and since December 31, 2017, has been, in compliance with all such Permits, and no event has occurred that, with or without notice or lapse of time or both, would be a default under or violation of any such Permit;

(iii) there are no, and since December 31, 2017, have been no, Actions pending or, to Parent’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and

(iv) no Parent Entity has, since December 31, 2017, received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any such Permit, notifying any Parent Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (A) the Parent Entities, all of their respective officers, directors, employees and all of the Parent Entities’ respective Representatives acting on behalf of any of the Parent Entities, are, and since December 31, 2015, have been in compliance with all applicable Anti-Money Laundering Laws, International Trade Laws and Sanctions, (B) there are no, and since December 31, 2015, have been no, Actions pending or threatened against (or internal investigations by) any Parent Entity or any officer, director, employee or Representative thereof in his, her or its capacity as such, in each case, related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions, and (C) since December 31, 2015, the Parent Entities have held all Permits or other authorizations required for the export, re-export, transfer or import in accordance with the International Trade Laws and Sanctions;

(ii) none of the Parent Entities or any of their respective officers, directors, employees or Representatives (A) is a Sanctioned Person or otherwise a Person with whom transactions are prohibited under any International Trade Laws or Sanctions, (B) has been organized, operated, or resided in, or had any transactions, business or financial dealings that benefited or involved, directly or indirectly, Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country, territory, region or Person subject to Sanctions;

(iii) since December 31, 2015, none of the Parent Entities or any of their respective officers, directors, employees or Representatives has offered or given money or a thing of value to (A) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (B) any other Person, in each case, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, any political party or official thereof or candidate for political office, in each case, in violation of any Anti-Bribery Law; and

(iv) there are no, and since December 31, 2015, have been no, Actions pending or, to Parent’s Knowledge, threatened against (or internal investigations by) any Parent Entity or any officer, director, employee or Representative thereof in his, her or its capacity as such, in each case, related to any Anti-Bribery Laws.

Section 4.9 Sufficient Funds. Parent has (taking into account available capacity under its asset based lending credit facility), and will have at Closing, sufficient funds for (a) the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid under Article II at the Closing, (b) the funding of any required refinancings, repurchases, consents or repayments of any existing Indebtedness of the Company or Parent in connection with the First Merger and (c) the payment of all fees and expenses reasonably expected to be incurred by Parent, Merger Subs and the Surviving Entity in connection with the First Merger.

Section 4.10 Broker’s Fees. Except for BMO Capital Markets Corp., the fees and expenses of which shall be paid by Parent under Parent’s engagement letters therewith, no Parent Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 4.11 Environmental Matters.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Entity is and since December 31, 2017, has been in compliance with all applicable Environmental Laws and (ii) none of the Parent Entities has received any written communication, whether from a Governmental Authority, citizens group or other third party, that alleges that any of the Parent Entities are not in compliance with applicable Environmental Laws that remains unresolved with no further Liabilities.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Parent Entities have obtained all of the Environmental Permits required for the construction, modification or operation of their businesses, operations or assets (ii) all such Environmental Permits are in effect, (iii) no appeal nor any other action is pending to revoke any such Environmental Permit and (iv) the Parent Entities are and since December 31, 2017, have been in compliance with all terms and conditions of such Environmental Permits.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, there is no Environmental Claim pending or, to Parent’s Knowledge, threatened against the Parent Entities or, to Parent’s Knowledge, against any Person as to which a Parent Entity has retained or assumed Liability for such Environmental Claim or provided an indemnity for such Environmental Claim.

(d) None of the Parent Entities or any of the real property owned, operated or leased by the Parent Entities is subject to an Order pursuant to Environmental Law or with respect to Hazardous Materials that could reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, there has not been any Release of any Hazardous Materials at any of the real properties currently or formerly owned, leased, operated or used by the Parent Entities that could reasonably be expected to result in a liability pursuant to Environmental Law.

(f) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, none of the Parent Entities has contractually agreed to assume from and other Person, or indemnify any other Person for, any liabilities arising pursuant to Environmental Law.

Section 4.12 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) each Parent Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, complete and correct;

(b) each Parent Entity has timely paid to the proper Governmental Authority all Taxes, whether or not shown to be due on any Tax Return, required to be paid by it, except for Taxes being contested in good faith for which an adequate reserve has been established on the Parent SEC Financial Statements in accordance with GAAP;

(c) there is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of any Parent Entity or (ii) deficiency for Taxes that has been assessed by any Governmental Authority against any Parent Entity with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment);

(d) no Parent Entity has taken (or failed to take) or agreed to take (or fail to take) any action or knows of any fact or circumstance that would reasonably be likely to prevent, cause a failure of, or impede the Intended Tax Treatment; and

(e) for federal income tax purposes, Merger Sub II is and always has been an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii).

Section 4.13 Parent Material Contracts.

(a) Parent has filed as an exhibit to a Parent SEC Document each Contract required to be filed by the Parent under Item 601(b)(10) of Regulation S-K under the Exchange Act (each, a “Parent Material Contract”), excluding, as of the date hereof, this Agreement. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each Parent Material Contract is in full force and effect and is valid and binding on each Parent Entity party thereto and, to Parent’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions;

(ii) no Parent Entity is in breach or default under any Parent Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default under any Parent Material Contract;

(iii) since December 31, 2017, no Parent Entity has received written notice of any actual or alleged breach by any Parent Entity of any Parent Material Contract;

(iv) no Parent Entity has received any written notice of the intention of any party to a Parent Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract; and

(v) no party to any Parent Material Contract has provided written notice to any Parent Entity requesting any indemnification or defense under such Parent Material Contract.

(b) Prior to the date hereof, the Parent has made available to the Company complete and correct copies of all of the Parent Material Contracts.

Section 4.14 Product Regulation and Safety.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2017, the Parent Entities have complied and are in compliance with (i) all applicable Laws related to the marketing, distribution, storage and sale of their respective Products, including the FTB Authorities, and (ii) all terms and conditions imposed under any Permits granted to the Parent Entities by any FTB Authority, including, in each case, with respect to any jurisdiction in which the Products are marketed, distributed, stored or sold, any applicable sanitation requirements and advertising requirements, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, storage and warehousing procedures and requirements, transportation and shipping requirements and shelf-life requirements.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2017, none of (i) the Parent Entities or the facilities in which the Products are stored by any Parent Entity or (ii) with respect to the Products, any Product, the facilities in which the Products are manufactured, processed or packaged, the Persons that manufacture, process, package or supply ingredients and packaging materials for or distribute the Products, has received (in the case of any Parent Entity) or is subject to (in the case of any Parent Entity, Product or facility), (A) any warning (whether currently open or closed) or adverse correspondence or notice from any FTB Authority or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement Action by any FTB Authority.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) since December 31, 2017, (A) no Parent Entity or (B) with respect to the Products, no Person that manufactures, processes, packages, supplies ingredients for or distributes the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product, and (ii) the Parent is not aware of any facts which are reasonably likely to cause (A) any recall, market withdrawal or replacement of any Product sold or intended to be sold by any Parent Entity or (B) as a result of regulatory action (1) a change in the labeling of any such Products or (2) a termination or suspension of the marketing of such Products.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company Business Prior to the First Effective Time.

(a) Except (i) as required hereby or by applicable Law (including any COVID-19 Measure), (ii) as disclosed in Section 5.1(a) of the Company Disclosure Schedule or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to (A) preserve intact in all material respects its business organization and goodwill, (B) maintain in effect all material Permits necessary for the continued conduct of its businesses, (C) keep available the services of its executive officers and key employees on reasonable terms and (D) maintain reasonable relationships with its customers, suppliers and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided, that no action by any Company Entity to the extent expressly permitted by Section 5.1(b) will be a breach of this Section 5.1(a).

(b) Except (x) as required hereby or by applicable Law (including any COVID-19 Measure), (y) as disclosed in Section 5.1(b) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend any of their respective Constituent Documents;

(ii) issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of Company Common Stock or any other Equity Securities of any Company Entity, except (A) for shares of Company Common Stock issuable upon the exercise or vesting of Company Equity Awards, to the extent outstanding on the Capitalization Date or granted in accordance with Section 5.1(b)(xi) of the Company Disclosure Schedule and as required hereunder or under the Company Equity Plan or applicable award agreement, (B) any issuance, grant or sale of Equity Securities of a Company Entity to the Company or any wholly owned Company Subsidiary or (C) the issuance of Company Equity Awards set forth in Section 5.1(b)(xi) of the Company Disclosure Schedule;

(iii) enter into any Contract related to the voting of its capital stock;

(iv) redeem, purchase (or re-purchase) or otherwise acquire any shares of Company Common Stock or other Equity Securities of any Company Entity, except for the acquisition of shares of Company Common Stock in order to satisfy any required Tax withholding associated with the vesting or settlement of outstanding Company Equity Awards, or adjust, split, combine, subdivide, consolidate or reclassify any shares of Company Common Stock;

(v) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Common Stock or other Equity Securities of any Company Entity or otherwise make any payments to any holder of Equity Securities thereof in its capacity as such, except for (A) a regular quarterly dividend on the Company Common Stock in accordance with the Company’s dividend policy and not in excess of $0.13 per share per quarter and (B) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;

(vi) (A) except for borrowings under the Company’s Existing Credit Facility in the Ordinary Course of Business and not to exceed $750,000,000 in the aggregate, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any other Person (except for Indebtedness owed to a wholly owned Company Subsidiary), (B) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary or as required by the Company Entities’ respective Constituent Documents), (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (except for a wholly owned Company Subsidiary) or enter into any arrangement (including any capital lease) having the economic effect of the foregoing or (D) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money, other than Indebtedness under the Company’s Existing Credit Facility or in the Ordinary Course of Business;

(vii) sell, assign, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, including any Company Real Property, license, Intellectual Property, operation, right, product line, business or interest, except for (A) inventory in the Ordinary Course of Business, (B) dispositions of assets no longer used or at the end of its usable life or, with respect to Intellectual Property, grants of non-exclusive licenses in the Ordinary Course of Business, or (C) dispositions solely among the Company Entities;

(viii) (A) merge or consolidate with any Person, (B) acquire any Equity Securities of, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, from any other Person (except for such transactions among the Company Entities), except for acquisitions of Equity Securities in the Ordinary Course of Business under the Company’s investment portfolio consistent with the Company treasury’s investment policy in effect as of the date hereof, or (C) acquire all or a material portion of the assets of any Person (except for Equity Securities of an entity that is a wholly owned Company Subsidiary as of the date hereof);

(ix) make or authorize any payment of, accrual or commitment for capital expenditures in any calendar year that would exceed $50,000,000 in the aggregate in any calendar year;

(x) (A) other than in the Ordinary Course of Business, enter into, materially modify or terminate any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract, or waive, release or assign any material rights or claims thereunder; provided, however, that in no event shall any Company Entity be permitted to enter into any Contract that would be a Company Material Contract under Sections 3.14(a)(iii), 3.14(a)(iv), 3.14(a)(v), 3.14(a)(x) (solely to the extent the obligations therein are enforceable against a Company Entity), 3.14(a)(xi) or 3.14(a)(xii) or waive, release or assign any material rights or claims thereunder, or (B) enter into, modify, amend, renew or terminate any Contract, or waive, release or assign any material rights or claims thereunder, that if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of the Company Entities to consummate the Mergers and the other transactions contemplated hereby, (2) impair in any material respect any Company Entity’s ability to conduct its business in the Ordinary Course of Business or (3) adversely affect in a material respect the expected benefits of the Mergers;

(xi) except as required by the terms of any Company Benefit Plan in effect on the date hereof, (A) grant any equity or equity-based award or increase the compensation or benefits provided to any Company Service Provider, other than any de minimis increase in compensation or benefits to current Company Service Providers in the Ordinary Course of Business, (B) grant or provide any severance or termination payments or benefits to any Company Service Provider, except for the payment of severance amounts, or benefits in the Ordinary Course of Business pursuant to the terms of a Company Benefit Plan, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Service Provider, except for accelerating the time of payment or vesting of cash-based compensation or benefits in the Ordinary Course of Business, (D) establish, adopt, enter into, terminate or amend any material Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date hereof (it being agreed that any Company Benefit Plan providing for severance, change in control, retention, or similar entitlements is a material Company Benefit Plan), (E) hire or engage any Person to be a Company Service Provider, except for (1) replacing any Person below the level of Senior Vice President who leaves the Company following the date hereof or (2) hiring or engaging employees with annual base pay or fees not in excess of $250,000, in each case, in the Ordinary Course of Business, (F) terminate (except for cause) the employment or engagement of any Company Service Provider with annual base pay or fees in excess of $250,000;

(xii) recognize or certify any labor union or group of employees of any Company Entity as the bargaining representative for any employees of any Company Entity;

(xiii) except in connection with any reasonably implemented COVID-19 Measures, implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice obligations under the WARN Act or any similar applicable state Law;

(xiv) expressly waive or otherwise materially amend any restrictive covenant obligations of any Company Service Provider (provided, that any alleged failure to pursue legal action to enforce a Company Service Provider’s restrictive covenant obligation shall not violate this covenant);

(xv) settle or compromise, or waive any right related to, any Action or other dispute, except for any Action or dispute (except for any Action related to Taxes) involving only monetary relief where the amount paid in settlement or compromise is less than $1,000,000, individually, or $5,000,000, in the aggregate, in excess of the amount, if any, (A) expressly accrued for such Action or dispute by any Company Entity as of the date hereof or (B) of insurance coverage available to the Company or any of its Subsidiaries with respect to such Action or dispute; provided, however, that this Section 5.1(b)(xv) shall not apply to any Company Stockholder Litigation (which is the subject of Section 5.13(a));

(xvi) except as required by GAAP or any Governmental Authority with jurisdiction over the business of the applicable Company Entity, as applicable, make any material change in financial accounting methods, principles or practices used by any Company Entity;

(xvii) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of any Company Entity;

(xviii) except as required by applicable Law, (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) adopt or change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (D) settle or compromise any material Action related to Taxes, in excess of the amount of accrued reserves on the Company SEC Financial Statements related to such matter, (E) consent to any extension or waiver of any limitation period related to any claim or assessment for Taxes outside the Ordinary Course of Business, (F) surrender any right to claim a refund of material Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a material amount of Tax, (H) request any material ruling from any Governmental Authority with respect to Taxes, or (I) file any material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice; or

(xix) agree, resolve, authorize or commit to take any action prohibited by this Section 5.1.

(c) Without limiting Section 5.1(a) or Section 5.1(b), nothing in this Section 5.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the First Effective Time.

Section 5.2 Parent Conduct of Business Prior to the First Effective Time.

(a) Except (i) as required hereby or by applicable Law (including any COVID-19 Measure), (ii) as disclosed in Section 5.2 of the Parent Disclosure Schedule or (iii) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, Parent shall, and shall cause each Parent Subsidiary to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects and to (A) preserve intact its business organization and goodwill, (B) maintain in effect all material Permits held thereby, (C) preserve reasonable relationships with customers, suppliers and any other Person having material business relationships with Parent or the Company and with Governmental Authorities having jurisdiction over the businesses and operations of Parent or the Company and (D) keep available the services of its executive officers and key employees to the Company and its Subsidiaries on reasonable terms; provided, that no action by Parent or any Parent Subsidiary to the extent expressly permitted by Section 5.2(b) will be a breach of this Section 5.2(a).

(b) Except (x) as contemplated or required hereby or by applicable Law (including any COVID-19 Measure), (y) as disclosed in Section 5.2(b) of the Parent Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i) amend the certificate of incorporation of Parent or any other Constituent Documents of any Parent Entity in a manner adverse to the Company Stockholders;

(ii) split, combine, subdivide, amend the terms of or reclassify any shares of the Parent’s Equity Securities;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s Equity Securities;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries; or

(v) agree, resolve, authorize or commit to take any action prohibited by this Section 5.2.

Section 5.3 Preparation of the Form S-4 and the Proxy Statement; Information Supplied; Stockholders Meetings.

(a) As promptly as reasonably practicable after the date hereof, Parent and the Company shall cooperate in good faith in the preparation of, and shall jointly prepare, the registration statement on Form S-4 to be filed with the SEC by Parent for the registration under the Securities Act of the Parent Stock Issuance, which shall include the proxy statement related to the Company Stockholder Approval (the “Proxy Statement” and, such registration statement together with the Proxy Statement, the “Form S-4”). Each of Parent and the Company shall cause the Form S-4 to comply as to form in all material respects with the Exchange Act, the Securities Act and any other applicable Law. Unless the Company Board has made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Proxy Statement shall include the Company Recommendation. Each of Parent and the Company shall provide to the other Party for inclusion in the Form S-4 all information, financial or otherwise, concerning itself (including any acquired entities for which financial statements or other information is required to be included in the Form S-4), its controlled Affiliates and, to the extent reasonably available, its stockholders as reasonably requested by the other Party, including, in the case of the Company, all information concerning itself necessary to enable Parent to prepare the pro forma financial statements and related footnotes required to be included in the Form S-4. Each of Parent and the Company shall cause none of the information supplied or to be supplied by or on behalf of it for inclusion or incorporation by reference in (i) the Form S-4 to, at the time it becomes effective under the Securities Act and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and (ii) the Proxy Statement to, at the date it is mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided, that Parent and the Company shall not have any Liability to each other for any portion of such information to the extent it expressly relates to the other Party, its controlled Affiliates or any of its Representatives.

(b) Parent shall file the Form S-4 in preliminary form with the SEC as promptly as reasonably practicable after the date hereof, and each of Parent and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided, that prior to filing the Form S-4 in preliminary or final form or filing the Proxy Statement in definitive form, each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on such document and consider in good faith the comments thereon of the other Party. Parent and the Company shall promptly (i) notify the other Party in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Form S-4 and (ii) provide the other Party with a copy of any substantive correspondence received from the SEC related to the Form S-4. Each of Parent and the Company shall use reasonable best efforts (A) to cooperate in good faith related to, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Form S-4; provided, that each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith the comments thereon of the other Party, and (B) to cause the SEC to declare the Form S-4 effective as soon as reasonably practicable after Parent files the Form S-4 in preliminary form with the SEC. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Form S-4 unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Parent shall advise the Company of the time that the SEC declares the Form S-4 effective under the Securities Act (such time, the “Form S-4 Effectiveness Time”) or the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, in each case, promptly after Parent’s receipt of notice thereof.

(c) The Company shall (i) duly set a record date in consultation with Parent, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Company Record Date”), for a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), (ii) duly call and give notice of the Company Stockholders Meeting, (iii) file the Proxy Statement in definitive form with the SEC, (iv) promptly mail the Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, and (v) duly convene and hold the Company

Stockholders Meeting no later than forty-five (45) days after the Company Record Date. Unless otherwise agreed to by Parent and the Company, the only proposals to be voted on at the Company Stockholders Meeting shall be a proposal to adopt this Agreement, a proposal for an advisory vote on certain compensation payable to executive officers of the Company in connection with the First Merger and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting (i) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present or (ii) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting.

(d) If the Company Board has not made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Company shall use reasonable best efforts to solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption hereof and to approve any proposal on an advisory vote on certain compensation payable to executive officers of the Company in connection with the First Merger or to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof.

(e) If, at any time prior to the First Effective Time, Parent or the Company discovers any information related to Parent or the Company or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and Parent and the Company shall promptly and jointly prepare an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Company Stockholders.

(f) Unless this Agreement is terminated under Article VII, Parent’s and the Company’s respective obligations under this Section 5.3 shall continue in full force and effect, notwithstanding (i) any Company Change of Recommendation or (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Alternative Acquisition Proposal subject, in each case, to the express exceptions under this Section 5.3.

Section 5.4 No Company Solicitation.

(a) The Company shall, and shall direct its Representatives to, immediately following the execution hereof (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company shall not, and shall direct its Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission by any Person of an Alternative Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations related to any Alternative Acquisition Proposal, (C) approve, endorse or recommend any Alternative Acquisition Proposal, (D) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document related to an Alternative Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.4(b)) or (E) release or permit the release of any Person from, waive or permit the waiver of any right under, or grant any consent under, any “standstill” or similar provision of any Contract to which a Company Entity is a party (provided, that if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Alternative Company Acquisition Proposal to the Company Board).

(b) Notwithstanding anything in Section 5.4(a) to the contrary, until the Company Stockholder Approval is obtained, if the Company receives a bona fide written Alternative Acquisition Proposal made after the date hereof that does not result from a material breach of this Section 5.4, and the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Acquisition Proposal, (i) the Company may negotiate and enter into an Acceptable Confidentiality Agreement with the Person making such Alternative Acquisition Proposal; provided, that the Company shall promptly (and in no event later than twenty-four (24) hours after execution thereof) deliver a copy of such Acceptable Confidentiality Agreement to Parent, (ii) following entry into such Acceptable Confidentiality Agreement by the Company, the Company and its Representatives may provide information (including nonpublic information) subject to such executed Acceptable Confidentiality Agreement; provided, that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (iii) the Company and its Representatives may engage in discussion or negotiations for such Alternative Acquisition Proposal with such Person and its Representatives.

(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) (i) advise Parent in writing if the Company or any of its directors, officers or representatives of the Company Financial Advisor acting on behalf of the Company with respect to the transactions contemplated by this Agreement receives or is notified of any Alternative Acquisition Proposal or any proposal or offer that is reasonably likely to lead to an Alternative Acquisition Proposal and (ii) provide Parent with (A) a written summary of the material terms and conditions of such Alternative Acquisition Proposal, proposal or offer, (B) the identity of the Person making such Alternative Acquisition Proposal, proposal or offer and (C) a copy of any such Alternative Acquisition Proposal, proposal or offer and any draft agreement provided by such Person. The Company shall keep Parent reasonably informed in all material respects on a timely basis of the status and details of any such Alternative Acquisition Proposal, proposal or offer

(including notifying Parent within twenty-four (24) hours after any material modification or amendment thereto). Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Acquisition Proposal.

(d) Except as provided under Section 5.4(e) or Section 5.4(f), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement (in either preliminary or definitive form) or (C) adopt, approve or recommend, or propose to adopt, approve or recommend (publicly or otherwise), an Alternative Acquisition Proposal, (ii) if an Alternative Acquisition Proposal is publicly announced or disclosed, fail to reaffirm the Company Recommendation within ten (10) Business Days following Parent’s written request to do so; provided, that Parent may only make such request once with respect to any particular Alternative Acquisition Proposal (including any material amendment or modification thereto), or (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer by a third party with respect to the equity securities of the Company shall have been commenced by the filing of a Schedule TO with respect thereto, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (each of the foregoing clauses (i)–(iv), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall approve, adopt or recommend, propose to approve, adopt or recommend (publicly or otherwise) or cause or permit a Company Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (A) constituting or that could reasonably be expected to lead to an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement under Section 5.4(b)) (any such Contract, an “Alternative Acquisition Agreement”) or (B) requiring it to abandon or terminate this Agreement or fail to consummate the First Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) if:

(i) the Company has received a written Alternative Acquisition Proposal that did not result from a material breach of this Section 5.4;

(ii) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal is a Superior Acquisition Proposal, and that the failure to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) in response to such Alternative Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(iii) the Company Board provides to Parent a prior written notice that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) (a “Company Recommendation Change Notice”) in response to such Alternative Acquisition Proposal, which Company Recommendation Change Notice shall describe with reasonable detail the reasons why the Company Board has determined that such Alternative Acquisition Proposal is a Superior Acquisition Proposal, identify the Person making such Alternative Acquisition Proposal and attach any proposed written definitive agreement;

(iv) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby to make such adjustments to the terms and conditions hereof so that such Alternative Acquisition Proposal would cease to constitute a Superior Acquisition Proposal; and

(v) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent in a written definitive agreement duly executed and delivered by Parent (provided, that if Parent has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Acquisition Proposal, the Company Board shall provide a new Company Recommendation Change Notice (including all required information and documents) and an additional three (3) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal continues to be a Superior Acquisition Proposal and that the failure to make such a Company Change of Recommendation in response to such Alternative Acquisition Proposal or authorize the Company to terminate this Agreement under Section 7.1(d)(i) would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation if:

(i) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that an Intervening Event has occurred and the failure to make a Company Change of Recommendation in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) the Company Board provides to Parent a Company Recommendation Change Notice in response to such Intervening Event, which Company Recommendation Change Notice shall describe such Intervening Event in reasonable detail and the reasons why the Company Board believes that the failure to make a Company Change of Recommendation in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(iii) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby to make such adjustments to the terms and conditions hereof so as to obviate the need for a Company Change of Recommendation; and

(iv) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent writing, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Change of Recommendation in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g) The Company agrees that any breach or failure to perform or comply with, this Section 5.4 by the Company Board, any Company Subsidiary, or any Representative of any Company Entity purporting to act on behalf of any Company Entity, that would be a breach of this Section 5.4 had such breach or failure to perform or comply been by the Company, shall be a breach by the Company of this Section 5.4.

(h) Nothing under this Section 5.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal; provided, however, that any such disclosure shall be a Company Change of Recommendation unless the Company Board expressly reaffirms the Company Recommendation in connection with such compliance or disclosure.

(i) As used herein:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Alternative Acquisition Proposal” means a bona fide proposal or offer from any Person (except for Parent or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, for, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company Entities equal to fifteen percent (15%) or more of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of fifteen percent (15%) or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that, if consummated, would result in any Person owning fifteen percent (15%) or more of the outstanding Company Common Stock or (D) issuance, sale or other disposition (including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of fifteen percent (15%) or more of the outstanding Company Common Stock;

(iii) “Intervening Event” means a material event or material circumstance that was not known to the Company Board prior to the Company’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery hereof; provided, however, that in no event shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (A) the receipt, existence or terms of an Alternative Acquisition Proposal; (B) any matter contemplated by Section 5.7, including any noncompliance with Section 5.7 or any consequence thereof; (C) any change, in and of itself, in the trading price or trading volume of Parent Common Stock or Company Common Stock; or (D) any failure, in and of itself, by Parent or the Company to meet, or the exceeding by Parent or the Company of, internal or published estimates or forecasts of revenues, earnings or other financial metrics (provided, that, with respect to the foregoing clauses (C) and (D), any event, change, effect, development, state of facts, condition, circumstance or occurrence giving rise to or contributing to such change that is not otherwise excluded from the definition of Intervening Event may be an Intervening Event and may be taken into account in determining whether an Intervening Event has occurred);

(iv) “Superior Acquisition Proposal” means a bona fide Alternative Acquisition Proposal that the Company Board determines, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions contemplated hereby; provided, that, for purposes of the definition of “Superior Acquisition Proposal,” the references to “fifteen percent (15%)” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “fifty and one-tenth percent (50.1%).”

Section 5.5 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if it receives any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 5.7), the NYSE, Nasdaq or any customer or other Person having material business relations with any Company Entity, in each case, asserting that such Person’s Consent is required, or asserting that a Party is required to make a Filing with such Person, in connection with the Mergers or the other transactions contemplated hereby; provided, however, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 5.5 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or Section 6.3(c), as applicable, as long as such breach or failure was not in bad faith.

Section 5.6 Access to Information. Upon reasonable notice, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Company Entities’ properties, books, records and personnel, and during such period, the Company shall cause to be furnished promptly to Parent, its Representatives and the Financing Sources all reasonably available information concerning the Company Entities and their respective businesses (including financial information prepared for the Company’s management in the Ordinary Course of Business and information related to planned capital expenditures), as Parent or the Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Company Entities’ business or information as may be required to permit Parent to satisfy its obligations to any Governmental Authority following the First Effective Time (but in the case of the Financing Sources, only if relevant to the Financing); provided, that Parent and the Financing Sources shall not use any information obtained under this Section 5.6 for any purpose unrelated to the Mergers or the other transactions contemplated hereby; provided, however, that the Company shall not be required to provide any such access or information that in the reasonable, good-faith judgment of the Company would (a) be reasonably likely to result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Company Entity is a party or by which any Company Entity is bound (including any confidentiality obligation of any Company Entity); provided, that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (b) jeopardize or undermine protections afforded any Company Entity under any legal privilege (including attorney-client privilege); provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege; provided, further, that (i) the Company shall promptly notify Parent in writing if any reason described in the foregoing clauses (a) or (b) is applicable to any request for information and (ii) if any such access or information is limited for the reasons described in the foregoing clauses (a) or (b), Parent and the Company shall use their respective commercially reasonable efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.6. Upon reasonable notice, Parent shall provide the Company and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Parent Entities’ books, records and personnel; provided, that the Company shall not use any information obtained under this Section 5.6 for any purpose unrelated to the Mergers or the other transactions contemplated hereby; provided, however, that Parent shall not be required to provide any such access or information that in the reasonable, good-faith judgment of Parent would (A) be reasonably likely to result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Parent Entity is a party or by which any Parent Entity is bound (including any confidentiality obligation of any Parent Entity); provided, that Parent shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (B) jeopardize or undermine protections afforded any Parent Entity under any legal privilege (including attorney-client privilege); provided, that Parent shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege; provided, further, that (1) Parent shall promptly notify the Company in writing if any reason described in the foregoing clauses (A) or (B) is applicable to any request for information and (2) if any such access or information is limited for the reasons described in the foregoing clauses (A) or (B), the Company and Parent shall use their respective commercially reasonable efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for the Company or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and Parent) shall provide the Company with timely access to the fullest extent possible to the substance of the information described in this Section 5.6. All information obtained by Parent, the Company and their respective Representatives under this Section 5.6 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, each Party agrees that it shall not, and shall cause its Representatives not to, prior to the First Effective Time, use any information obtained under this Section 5.6 for any competitive or other purpose unrelated to the consummation of the Mergers; provided, however, that prior to the earlier of the First Effective Time, nothing in this Section 5.6 shall limit any customary disclosures made by Parent and its Affiliates to the Financing Sources, rating agencies, prospective Financing Sources, underwriters, initial purchasers, solicitation agents, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided, further, that the recipients of such information and any other information contemplated to be provided by the Company pursuant to this Section 5.6, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under Section 5.6 or Section 5.7 as “Clean Team Information” in accordance with the Clean Team Agreement.

Section 5.7 Consents, Approvals and Filings; Other Actions.

(a) Subject to the terms and conditions hereof, each Party shall use reasonable best efforts (i) to make all Filings to or with, and to obtain all Consents of, Governmental Authorities that are necessary, proper or advisable to consummate the Mergers and (ii) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article VI to be satisfied as promptly as reasonably practicable after the date hereof (and in any event, not later than three (3) Business Days prior to the Outside Date (as it may be extended under Section 7.1(b)(i))), in each case, subject to Section 5.7(d). In addition, each Party shall use reasonable best efforts to obtain all Consents of Persons other than Governmental Authorities that are necessary, proper or advisable to consummate the Mergers; provided, however, that (A) the Company shall not make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such non-Governmental Authority third Person to obtain any such Consent without Parent’s prior written consent and (B) no Party shall be required to make, or commit or agree to make, any such concession or payment to, or incur any Liability that is not conditioned on the consummation of the Mergers.

(b) In furtherance of Section 5.7(a), Parent shall take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to and effect (by consent decree, hold separate order, or otherwise) any divestiture, sale, license or other disposition of, or the termination, assignment or novation of any assets (including any Subsidiary, operation, division, business, distribution center, product line, or business relationship), Contract or right of the Parent Entities or the Company Entities, to the extent necessary to (i) resolve objections, if any, that a Governmental Authority asserts (or threatens to assert) under any applicable Law related to the Mergers and (ii) avoid or eliminate each and every impediment under any applicable Law asserted by any such Governmental Authority related to the Mergers, in each case, to the extent necessary to cause the conditions in Section 6.1(c) and Section 6.1(e) to be satisfied as promptly as reasonably practicable (and in any event, not later than three (3) Business Days prior to the Outside Date) (as it may be extended under Section 7.1(b)(i)) (in each case subject to Section 5.7(d)) (collectively, “Regulatory Concessions”); provided, however, that, notwithstanding anything herein to the contrary, neither Parent nor any of its Affiliates shall be required to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any divestiture, sale, license or other disposition of, the subjection to any hold-separate order of, or the termination, assignment or novation of (each such Regulatory Concession, a “Divestiture Action”), any assets (including any Subsidiary, operation, division, business, distribution center, product line or business relationship), Contract or right of the Parent Entities or the Company Entities that, together with all other assets, Contracts or rights subject to Divestiture Actions (including assets, Contracts or rights of the other Party and its Subsidiaries), collectively generated, directly or indirectly, in excess of $1,800,000,000 of aggregate revenue during the most recently completed applicable fiscal year prior to the date hereof (any such Divestiture Action, a “Burdensome Condition”). If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of the Parent and the Company shall cooperate to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent, or restrict consummation of the Mergers.

(c) (i) As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than fifteen (15) Business Days after the date hereof, unless a later date is mutually agreed to by the Parties, each of Parent and the Company shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), (ii) as soon as reasonably practicable after the date hereof, each of Parent and the Company shall make, or cause to be made, any other Filing thereby that may be required by any applicable Antitrust Law and (iii) as soon as reasonably practicable after the date hereof, each of Parent and the Company shall make, or cause to be made, all Filings with or to the FTB Authorities], in each case, that are necessary, proper or advisable to consummate the Mergers. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings.

(d) Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (A) any Filing contemplated by this Section 5.7 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (B) any Action related to the Mergers or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (A) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Mergers, including the FTC, the Antitrust Division, and (B) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Mergers; provided, that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party (and the other Party’s outside counsel) to (1) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority related to any such Filing or Action, (2) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Action and (3) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority submitted as required by Section 5.7(c). The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other Party under this Section 5.7 as “outside counsel only.” The Parties shall coordinate with respect to developing and implementing the overall strategy relating to the Antitrust Laws, including with respect to any Filings and communications with or to any Governmental Authority; provided, however, that, subject to and in accordance with Parent’s covenants and agreements under Section 5.7(a) and Section 5.7(b), Parent shall have the right to make the final determination and take the lead in (w) coordinating and making, including (without prejudice to the requirements of Section 5.7(c)) determining the timing of, all Filings with Governmental Authorities in connection with the Mergers, (x) determining the strategy for, and making all material decisions related to (including determining the timing of proposing any, and the strategy for negotiating any, Regulatory Concessions) the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.7 (including the HSR Clearance), (y) coordinating and communicating with Governmental Authorities related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.7 and (z) resolving any Action related to any such Filing or Consent or the Mergers by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party. Notwithstanding the Company’s covenants and agreements under Section 5.7(a), without Parent’s prior written consent, the Company shall not, and shall not permit any Company Entity or any of their respective Representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession. For the avoidance of doubt, this Section 5.7(d) shall not apply to Tax matters.

(e) Each of Parent and the Company agrees that, prior to the First Effective Time, it shall not, and shall ensure that none of its respective Subsidiaries shall, consummate or enter into any agreement providing for any investment, acquisition, divestiture, business combination or other transaction (i) that would reasonably be expected to prevent the consummation of the Mergers from occurring prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) or (ii) whereby Parent or any of its Subsidiaries would acquire all or a part of any Person engaged in or assets used in (in each case, other than in immaterial respects) wholesale warehousing and distribution to convenience stores.

Section 5.8 Director and Officer Indemnification.

(a) From and after the First Effective Time, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement in effect between any Company Entity and any Indemnified Person to the extent consistent, in all material respects, with Exhibit 10.8 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “Company Indemnification Agreements”) and (ii) any indemnification provision and any exculpation provision in the Constituent Documents of the Company Entities as in effect on the date hereof. The Constituent Documents of the Surviving Entity and the Surviving Entity’s Subsidiaries shall contain provisions related to indemnification and exculpation from liability at least as protective as the indemnification and exculpation from liability provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the First Effective Time and ending on the sixth (6th) anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person.

(b) During the period commencing at the First Effective Time and ending on the sixth (6th) anniversary of the Closing Date, Parent shall, and shall cause the Surviving Entity or its applicable Subsidiaries to, indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages in connection with any actual or threatened Action arising out of or related to (i) the fact that such Indemnified Person is or was a director or officer of any Company Entity, (ii) any acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time in such Indemnified Person’s capacity as a director or officer of any Company Entity or (iii) the Mergers, this Agreement or the transactions contemplated hereby, in each case, to the extent permitted by applicable Law.

(c) Through the sixth (6th) anniversary of the Closing Date, Parent shall, and shall cause the Surviving Entity or its applicable Subsidiaries to, maintain in effect, for the benefit of the Indemnified Persons, the current level and scope of directors’ and officers’ liability insurance coverage in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof and made available to Parent; provided, however, that in no event shall the Surviving Entity be required to expend in any one (1) year an amount in excess of 250% of the annual premium currently payable by the Company related to such current policy (the “Annual Cap”); provided, further, that if the annual premiums payable for such insurance coverage exceed the Annual Cap, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost equal to the Annual Cap. In lieu of the obligations in, and notwithstanding anything in, the immediately preceding sentence, the Company, in consultation with Parent, may obtain a prepaid “tail” policy prior to the First Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing Date, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent shall, and shall cause the Surviving Entity or its applicable Subsidiaries to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Entity under the first sentence of this Section 5.8(c) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 5.8 to the contrary, if any Indemnified Person notifies Parent on or prior to the sixth (6th) anniversary of the Closing Date of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.8, the provisions of this Section 5.8 that require Parent, the Surviving Entity and their respective Subsidiaries to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(d) If Parent or the Surviving Entity or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations of the Surviving Entity (or Parent) under this Section 5.8.

(e) The obligations under this Section 5.8 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons (and, after the death of any such Indemnified Person, such Person’s heirs and representatives) are intended to be third-party beneficiaries of this Section 5.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs and representatives) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law.

(f) Nothing herein is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

(g) As used herein, “Indemnified Person” means any Person who is or was an officer or director of any Company Entity at or at any time prior to the First Effective Time (or any other Person who is a beneficiary under the “tail” policy referred to in Section 5.8(c) and any of such Person’s heirs, executors or beneficiaries).

Section 5.9 Financing Cooperation.

(a) Subject to the limitations set forth in Section 5.9(b), from the date hereof the through the earlier of the Closing Date and the date this Agreement is terminated, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Representatives, including legal, Tax, regulatory and accounting Representatives, to use commercially reasonable efforts to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with any debt financing sought by Parent in connection with the Mergers (the “Financing”), including, to the extent reasonably requested by Parent (and subject to the limitations set forth in Section 5.9(b)): (i) promptly providing Parent with such financial and other pertinent information regarding the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Financing; (ii) assisting in the preparation of customary marketing materials and cooperating with the marketing efforts for the Financing, (iii) subject to Section 5.9(e), taking actions reasonably requested by Parent in connection with the payoff of existing indebtedness of the Company Entities on the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge with respect to the Company Debt Instruments (as defined below)), (iv) causing the taking of corporate and organizational actions reasonably necessary to permit the completion of the Financing, (v) providing cooperation with the Financing Sources’ and their respective agents’ due diligence investigation as reasonably requested by such Persons and as is customary in connection with lending or capital markets transactions, and using commercially reasonable efforts to cause its certified independent auditors to provide customary cooperation in connection with the Financing, including providing customary consents, reports and comfort letters for the financial information related to the Company Entities, (vi) providing the documentation and other information as reasonably requested by Parent for the purposes of (A) applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in connection with the Financing and (B) procuring corporate and facilities ratings for the Financing, (vii) executing and delivering definitive financing documents, including any pledge agreements, guarantees and collateral documents, reasonably requested by Parent in connection with the Financing or other financing; (viii) providing customary projected financial information relating to the Company Entities as reasonably requested by Parent to permit Parent to prepare pro forma financial statements required for the Financing or other financing; and (ix) taking actions reasonably requested by Parent to (A) permit the Financing Sources and prospective Financing Sources to evaluate the Company Entities and the assets, business, cash management and accounting systems, policies and procedures relating thereto, including inventory appraisals and field audits, for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and other blocked account contracts and lock box arrangements in connection with the foregoing after the Closing. All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Parent, Merger Sub, or any Financing Source pursuant to this Section 5.9(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b) Notwithstanding anything in Section 5.9(a) to the contrary, none of the Company Entities shall be required to (i) agree to pay any commitment or other fees or expenses prior to the Closing in connection with the Financing, (ii) incur any liability or give any indemnity in connection with the Financing prior to the Closing, except for expenses reimbursed under Section 5.9(c), (iii) take any action that would require any director, officer, manager, general partner or employee of any Company Entity to execute or authorize any document, agreement, certificate or instrument that would be effective prior to the Closing, (iv) take any action that would unreasonably interfere with the ongoing business or operation of the Company Entities, (v) take any action that would (A) conflict with or violate the Constituent Documents of any of the Company Entities then in effect or any applicable Law or (B) result in a violation of any material Contract to which it is a party (including the Company Debt Instruments (as defined below)) or any confidentiality agreement or result in the loss of any legal or other privilege (provided, that the Company shall give notice to Parent of the fact that it is withholding information pursuant to this clause (v)), (vi) cause any director, officer or employee of any Company Entity to incur any personal liability, (vii) cause any director (or similar manager or governing body) of the Company Entities to pass any resolutions or take any similar action approving the Financing or any documentation with respect to the Financing prior to the Closing if such resolutions or action would be effective prior to the Closing, (viii) involve consenting to the pre filing of financing statement or other perfection documents or any grant of Liens or other encumbrances prior to the Closing, (ix) (A) give representations or warranties which are not conditioned on the occurrence of the Closing Date or (B) approach any third parties prior to the Closing to discuss agreements limiting the rights of such third parties, (x) waive or amend any terms hereof, (xi) (A) prepare any projections, pro forma financial information or any other forward-looking information or (B) provide any financial or other information that is not readily prepared, or which is not unduly burdensome for the Company Entities to prepare at the time requested by Parent, (xii) deliver any financial statements in a form or subject to a standard different than those of the Company Entities available to Parent on or prior to the date hereof, (xiii) deliver any legal opinions reliance letters, (xiv) require any meetings other than (A) “virtual” (i.e., video chat) meetings that do not require the use of specialized hardware or (B) telephonic meetings or (xv) provide any cooperation that is not customary for capital markets transactions or the obtaining and/or arranging of asset-based revolving credit facilities from commercial banks.

(c) Parent shall indemnify and hold harmless the Company Entities and their respective directors, officers, employees, equityholders, Representatives, advisors and Affiliates from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the bad faith, willful misconduct or gross negligence of Company Entities or their respective Representatives. Parent shall reimburse the Company upon written request therefor for any reasonable and documented out-of-pocket costs or expenses incurred or otherwise payable by the Company Entities or any of their respective directors, officers, employees, equityholders, Representatives, advisors and Affiliates in connection with the Financing and any cooperation provided in connection with the Financing.

(d) On or prior to the Closing, the Company shall deliver a customary payoff letter (each, a “Payoff Letter”) to Parent, executed by the lenders (or the applicable agent on behalf of such lenders) under each Contract or other evidence of Indebtedness listed in Section 5.9(d) of the Company Disclosure Schedule (the “Company Debt Instruments”), a draft of which shall be provided to Parent no less than three (3) Business Days (or such later time as Parent may reasonably agree) prior to the anticipated Closing Date. Each Payoff Letter shall (i) be customary in form and substance, (ii) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the applicable Company Debt Instrument as of the anticipated Closing Date (each, a “Payoff Amount”) and (iii) provide that upon receipt of such Payoff Amount (A) such Company Debt Instrument and all related loan documents shall be terminated (other than provisions that by the express terms thereof survive termination) and (B) all Liens and all guarantees in connection therewith related to any Company Entity or any of its assets or properties shall be automatically released.

(e) Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that (i) it shall not be a condition to the obligations of Parent or Merger Sub to pay all of their respective payment obligations hereunder and consummate the transactions contemplated by this Agreement or any of Parent’s or Merger Sub’s other obligations under this Agreement that Parent or Merger Sub obtain or have access to any Financing or capital markets transaction and (ii) neither the obtaining, availability nor funding of any Financing or capital markets transaction of any kind shall constitute a condition to the obligation of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement as and when required hereby. The Company’s breach of, or failure to perform or comply with its obligations under, this Section 5.9 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) as long as such breach or failure was not a Willful Breach.

Section 5.10 NYSE Stock Exchange Listing; Blue-Sky Laws; Delisting.

(a) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on NYSE, subject to official notice of issuance, prior to the First Effective Time, and the Company shall reasonably cooperate with Parent in connection therewith, including by providing all information reasonably requested by Parent in connection therewith. Parent shall use reasonable best efforts to take all actions reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance, except qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction.

(b) Prior to the First Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to take all actions necessary to be taken prior to the First Effective Time to cause the delisting of the Company Common Stock from the Nasdaq and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the First Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.

Section 5.11 Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities related to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities related to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act related to the Company or shall become subject to such reporting requirements related to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 5.12 Employee Benefit Matters.

(a) For a period of twelve (12) months immediately following the First Effective Time (or if shorter, during the period of employment), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity who continues to be employed by Parent or its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the First Effective Time, (ii) except with respect to any individual set forth in Section 5.12(a) of the Company Disclosure Schedule, target annual cash opportunities and long-term incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the First Effective Time, (iii) retirement and health and welfare benefits (other than retiree medical or welfare benefits and defined benefit pension plans) that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the First Effective Time and (iv) severance benefits that are no less favorable than as set forth in Section 5.1(b)(xi) of the Company Disclosure Schedule.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its Subsidiaries in which any Continuing Employee is eligible to participate on or after the First Effective Time (excluding the Company Benefit Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company Entities and their respective predecessors before the First Effective Time, to the same extent as such Continuing Employee was entitled, before the First Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the First Effective Time; provided, that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan, (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement, and (iv) for purposes of vesting under any future long-term incentive plan grants. In addition, and without limiting the generality of the foregoing, for any New Plans that provide welfare benefits (“Purchaser Welfare Company Benefit Plans”), Parent and the Surviving Entity shall (A) waive, or use commercially reasonable efforts to cause the applicable insurance carrier to waive, all limitations as to eligibility waiting periods and preexisting and at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee (and each covered dependent, spouse or beneficiary) under any Purchaser Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (B) provide, or use commercially reasonable efforts to cause the insurance carrier to provide, credit to each Continuing Employee (and each covered dependent, spouse or beneficiary) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or covered dependent, spouse or beneficiary) under the Company Benefit Plans during the relevant plan year, up to and including the First Effective Time.

(c) For the performance year during which the Closing occurs, each participant in a Company Benefit Plan that is an annual cash incentive bonus plan (each, a “Company Incentive Plan”) shall be eligible to receive an annual bonus for such performance year equal to the sum of (i) the pro rata portion of such participant’s annual bonus under the Company Incentive Plan based on attainment of the applicable performance measures at the actual level of performance, as determined in good faith and consistent with past practice by the Company Board prior to the First Effective Time, for the portion of the performance period elapsed prior to the Closing (the “Pre-Closing Bonus”), plus (ii) the pro rata portion of such participant’s annual bonus under the Company Incentive Plan for the portion of the performance period following the Closing and through the end of the performance year (the “Post-Closing Bonus” and, together with the Pre-Closing Bonus, the “Closing Year Bonus”) with the amount of each such Post-Closing Bonus to be allocated in consultation with management of the Company immediately following the end of the performance year during which the Closing occurs. The Closing Year Bonuses shall otherwise be subject to the terms of, and shall be paid in accordance with the terms of, the applicable Company Incentive Plan.

(d) Nothing in this Section 5.12 shall be treated as an amendment of, or undertaking to amend, any Benefit Plan. The provisions of this Section 5.12 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 5.13 Stockholder Litigation.

(a) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against the Company or its directors by holders of Equity Securities of the Company (“Company Stockholder Litigation”), the Company shall promptly notify Parent of such Company Stockholder Litigation and shall keep Parent reasonably informed on a current basis of the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any such Company Stockholder Litigation; provided, however, that the Company shall not settle any Company Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against Parent or its directors by holders of Equity Securities of Parent (“Parent Stockholder Litigation”), Parent shall promptly notify the Company of such Parent Stockholder Litigation and shall keep the Company reasonably informed on a current basis of the status thereof. Parent shall give the Company the opportunity to participate in, but not control, the defense and settlement of any such Parent Stockholder Litigation.

Section 5.14 Certain Tax Matters.

(a) The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to take, and not fail to take, or cause to be taken any action necessary (i) for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) to obtain any tax opinions (A) required to be filed with the SEC in connection with the filing of the Form S-4 or (B) requested by either Party (from such Party’s counsel), including by executing letters of representation at such time or times as may be reasonably requested by counsel. Notwithstanding anything herein to the contrary, the Parties shall not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent, cause a failure of, or impede the Intended Tax Treatment.

(b) Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(c) The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

Section 5.15 Company Equity Award Schedule. No earlier than five (5) Business Days prior to, and no later than three (3) Business Days prior to, the anticipated Closing Date (the “Equity Award Reference Date”), the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the employee identification number of the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto, (iii) the name of the Company Equity Plan under which the award was granted and (iv) the date of grant and vesting terms, in each case, as of the Equity Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day prior to the Closing Date) provide Parent with a list of any changes occurring in such information since the Equity Award Reference Date. The Company’s breach of, or failure to perform or comply with its obligations under, this Section 5.15 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) as long as such breach or failure was not in bad faith.

Section 5.16 State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to any Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers or the other transactions contemplated hereby.

Section 5.17 Parent Approval. Parent shall take all actions necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement. Promptly following the execution and delivery hereof, Parent shall adopt this Agreement as the sole stockholder of Merger Sub I and shall promptly provide evidence of such adoption to the Company.

Section 5.18 Addition of Director. Prior to the Second Effective Time, Parent shall take all necessary action so that, upon the Second Effective Time, the size of the Parent Board shall increase by at least one (1) seat and at least one (1) member of the Company Board shall be appointed to the Parent Board, as selected by mutual agreement of Parent and the Company prior to the Second Effective Time (any such individual, a “New Director”), to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal; provided, that such New Director is willing to serve on the Parent Board, satisfies applicable NYSE independence requirements and provides the Parent Board with all reasonably requested information prior to the Second Effective Time; provided, however, that in no event shall there be more than one (1) New Director without Parent’s written consent in its sole discretion.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Subs, on the one hand, and the Company, on the other hand, to consummate the Closing are subject to the satisfaction (or waiver by Parent and the Company) prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) NYSE Stock Exchange Listing. The shares of Parent Common Stock to be issued in connection with the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Legal Restraint. No Law in any Specified Jurisdiction, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the Mergers, the Parent Stock Issuance or any other transaction contemplated hereby, and there shall be no Action initiated by a Governmental Authority in any Specified Jurisdiction pending that seeks to prevent, make illegal or prohibit the Mergers, the Parent Stock Issuance or any other transaction contemplated hereby (any such Law or Action, a “Legal Restraint”).

(d) Form S-4. The Form S-4 Effectiveness Time shall have occurred, and no stop order suspending the Form S-4 shall have been issued by the SEC.

(e) HSR Clearance. The waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated (the “HSR Clearance”).

Section 6.2 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Closing are subject to the satisfaction (or waiver by Parent) prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty in Article III (except for the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b) (other than the third sentence thereof), the first sentence of Section 3.2(d), Section 3.2(e), Section 3.3, Section 3.6(b) and Section 3.20) shall be accurate in all respects (read, for purposes of this Section 6.2(a) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be accurate as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each representation and warranty the first sentence of Section 3.2(d), Section 3.3 and Section 3.20 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (iii) each representation and warranty in Section 3.6(b) shall be accurate in all respects as of the date hereof and (iv) each representation and warranty in Section 3.1(a), Section 3.2(a), Section 3.2(b) (other than the third sentence thereof) and Section 3.2(e) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b) Covenants and Agreements. The Company shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires the Company to perform or comply with prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, neither a Company Material Adverse Effect shall have occurred and be continuing nor any event, change, effect, development, state of facts, condition, circumstance or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred and be continuing.

(d) Bringdown Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying the satisfaction of all conditions in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver by the Company) prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty in Article IV (except for the representations and warranties in Section 4.1(a), the first and third sentences of Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.6(b) and Section 4.10) shall be accurate in all respects (read, for purposes of this Section 6.3(a) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be accurate as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (ii) each representation and warranty in Section 4.3 and Section 4.10 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (iii) each representation and warranty in Section 4.6(b) shall be accurate in all respects as of the date hereof and (iv) each representation and warranty in Section 4.1(a), the first and third sentences of Section 4.2(a) and Section 4.2(b), shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b) Covenants and Agreements. Each of Parent and each Merger Sub shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires Parent or Merger Subs to perform or comply with prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date hereof, neither a Parent Material Adverse Effect shall have occurred and be continuing nor any event, change, effect, development, state of facts, condition, circumstance or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred and be continuing.

(d) Bringdown Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying the satisfaction of all conditions in Sections 6.3(a), 6.3(b) and 6.3(c).

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the First Effective Time by mutual written agreement, whether before or after the Company Stockholder Approval has been obtained.

(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the First Effective Time, whether before or after the Company Stockholder Approval has been obtained, if:

(i) the Closing has not occurred prior to 5:00 p.m. on February 17, 2022 (the “Outside Date”); provided, however, that, if, as of 5:00 p.m. on the Outside Date, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (A) the conditions in Section 6.1(c) (but only if each applicable Legal Restraint relates to the HSR Clearance) or Section 6.1(e)) and (B) any condition that by its nature is to be satisfied at the Closing (provided, that such condition would be capable of being satisfied if the Closing Date were the Outside Date), the Outside Date shall be automatically extended to May 17, 2022; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m. on the Outside Date (as it may be extended under this Section 7.1(b)(i)) was primarily caused by such Party’s breach of, or such Party’s failure to perform or comply with, any of its covenants or agreements hereunder;

(ii) a Legal Restraint shall be in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was primarily caused by such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder; or

(iii) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption hereof was taken.

(c) Termination by Parent. Parent shall have the right to terminate this Agreement:

(i) prior to the Company obtaining the Company Stockholder Approval, if (A) the Company Board or a committee thereof makes a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 5.4(e) or Section 5.4(f)); provided, that Parent shall only be entitled to terminate this Agreement pursuant to this Section 7.1(c)(i)(A) if it gives written notice of such termination to the Company in accordance with Section 7.2 within ten (10) Business Day after such Company Change of Recommendation or (B) (1) the Company has committed a Willful Breach of Section 5.4 and (2) such Willful Breach cannot be cured by the date of the Company Stockholders Meeting or, if capable of being so cured, is not cured within ten (10) Business Days after Parent gives written notice of such breach to the Company;

(ii) at any time prior to the First Effective Time, if the Company breaches any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which breach or failure (A) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied and (B) cannot be cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if capable of being so cured, is not cured by the Company within thirty (30) days after Parent delivers written notice of such failure to the Company; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if Parent or Merger Subs breach any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Subs’ respective representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the First Effective Time if:

(i) (A) the Company Board has authorized the Company to terminate this Agreement under this Section 7.1(d)(i) in response to a Superior Acquisition Proposal in compliance with Section 5.4(e) and (B) substantially concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Acquisition Proposal is duly executed and delivered by the Company and all other parties thereto; provided, however, that the Company shall, concurrently with such termination, pay, or cause to be paid to, Parent the Company Termination Fee under Section 7.3(a); or

(ii) any of Parent or Merger Subs breach any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Subs’ respective representations or warranties hereunder fails to be accurate, which breach or failure (A) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied and (B) cannot be cured by Parent or Merger Subs, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if so capable of being cured, is not cured by Parent or Merger Subs, as applicable, within thirty (30) days after the Company delivers written notice of such failure to Parent; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(ii) if the Company breaches any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable.

Section 7.2 Effect of Termination. This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 8.5, specifying the subsection of Section 7.1 under which such termination is effected. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party (or any other Person) shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this

Agreement or relating hereto or the negotiation, execution, performance or subject matter hereof, except that (a) the second-to-last and third-to-last sentences of Section 5.6, Section 5.9(c), this Section 7.2, Section 7.3 and Article VIII, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) no such termination shall relieve any Party from Liability for any Fraud or Willful Breach occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, all of which obligations shall survive any termination hereof under their terms (notwithstanding anything in Section 8.7 to the contrary).

Section 7.3 Termination Fees.

(a) Company Termination Fee. If (i) Parent terminates this Agreement under Section 7.1(c)(i) or (ii) the Company terminates this Agreement under Section 7.1(d)(i), the Company shall pay to Parent a fee of $66,000,000 in cash (the “Company Termination Fee”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clause (i) and (B) substantially concurrently with such termination for a termination contemplated by the foregoing clause (ii).

(b) Company Tail Fee. The Company shall pay to Parent the Company Termination Fee if (i) Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, Parent would not have been entitled to terminate this Agreement under Section 7.1(c)(i), (ii) prior to such termination, any Alternative Acquisition Proposal is made known to the Company Board or is publicly announced by the Person making such Alternative Acquisition Proposal and, with respect to any such Alternative Acquisition Proposal that has not been publicly announced, is not withdrawn and (iii) within twelve (12) months after the date of such termination, the Company shall have consummated an Alternative Acquisition Proposal or entered into an Alternative Acquisition Agreement for any Alternative Acquisition Proposal (whether or not the one referred to in the foregoing clause (ii)), which Alternative Acquisition Proposal is ultimately consummated; provided, that for purposes of this Section 7.3(b), the references to “fifteen percent (15%)” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “fifty percent (50%).” If owed under this Section 7.3(b), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds in accordance with wiring instructions delivered in writing to the Company by Parent as promptly as reasonably practicable and in no event later than two (2) Business Days after the date on which the Alternative Acquisition Proposal is consummated.

(c) Parent Termination Fee. Parent shall pay to the Company a fee of $110,000,000 in cash (the “Parent Termination Fee”) if (i) either Parent or the Company terminates this Agreement under Section 7.1(b)(i) or Section 7.1(b)(ii) (but only if the applicable Legal Restraint relates to Antitrust Laws) and (ii) at the time of any such termination, all of the conditions in Section 6.1 and Section 6.2 have been satisfied or duly waived by all Parties entitled to the benefit thereof, except for (A) the conditions in Section 6.1(c) (but only if the applicable Legal Restraint relates to Antitrust Laws) or Section 6.1(e) and (B) any other condition that by its nature is to be satisfied at the Closing (provided, that such condition would be capable of being satisfied if the Closing Date were the date of such termination). If owed under the foregoing, Parent shall pay to the Company the Parent Termination Fee by wire transfer of immediately available funds in accordance with the Company Wiring Instructions no later than two (2) Business Days after the date of such termination.

(d) Other Agreements.

(i) The covenants and agreements under this Section 7.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If either Parent or the Company does not pay promptly any amount due under Section 7.3 and in order to obtain such payment, the other Party commences an Action that results in a judgment against such Party for any amount owed thereby under Section 7.3, as applicable, such paying Party shall reimburse the other Party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which the Company is required to pay the Company Termination Fee, (A) payment by the Company of the Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(d)(i), shall be Parent’s sole and exclusive remedy for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent or any of its Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (B) upon payment of such amount, together with any costs and expenses owed by the Company under Section 7.3(d)(i), the Company and its Representatives shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (C) Parent shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (D) the maximum aggregate Liability of the Company and its Representatives to Parent that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(d)(i), and Parent and its Representatives shall not seek to recover monetary damages in excess of such amount. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall the Company be required to pay to Parent the Company Termination Fee more than once.

(iii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which Parent is required to pay the Parent Termination Fee, (A) payment by Parent of the Parent Termination Fee, together with any costs and expenses owed by Parent under Section 7.3(d)(i), shall be the Company’s sole and exclusive remedy for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company or any of its Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (B) upon payment of such amount, together with any costs and expenses owed by Parent under Section 7.3(d)(i), Parent and its Representatives shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (C) the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (D) the maximum aggregate Liability of Parent and its Representatives to the Company that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Parent Termination Fee, together with any costs and expenses owed by Parent under Section 7.3(d)(i), and the Company and its Representatives shall not seek to recover monetary damages in excess of such amount. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall Parent be required to pay to the Company the Parent Termination Fee more than once.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may be amended, changed and supplemented in any and all respects, whether before or after the Company Stockholder Approval is obtained, only by the written agreement of the Parties; provided, however, that this Agreement shall not be amended, changed or supplemented following the Company obtaining the Company Stockholder Approval unless, to the extent required by applicable Law, approved by the Company Stockholders.

Section 8.2 Extension; Waiver. At any time prior to the First Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) subject to the proviso of Section 8.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided, that any such extension or waiver shall be in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 8.3 No Other Representations or Warranties; No Survival of Representations and Warranties.

(a) Except for the representations and warranties in Article III, Parent and Merger Subs acknowledge and agree that (i) none of the Company or any of its Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby and (ii) Parent and Merger Subs have relied solely upon such representations and warranties and their own independent investigation, and have not relied on, or been induced by, any other representation, warranty or other statement of the Company or any of its Affiliates or Representatives, in making their respective determination to enter into this Agreement and proceed with the transactions contemplated hereby. Without limiting the foregoing, Parent and Merger Subs acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or Merger Subs or to any of their Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Subsidiary of the Company or the future business and operations of the Company or any Subsidiary of the Company or (B) except for the representations and warranties in Article III, any oral or written information made available to Parent or Parent’s Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation hereof or in the course of the transactions contemplated hereby.

(b) Except for the representations and warranties in Article IV, the Company acknowledges and agrees that (i) none of Parent, Merger Subs or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby and (ii) the Company has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any other representation, warranty or other statement of Parent, Merger Subs or any of their respective Affiliates or Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby. Without limiting the foregoing, the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Company or to any of its Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any Subsidiary of Parent or the future business and operations of Parent or any Subsidiary of Parent or (B) except for the representations and warranties in Article IV, any oral or written information made available to the Company or the Company’s Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation hereof or in the course of the transactions contemplated hereby.

(c) Any inaccuracies in the representations and warranties herein are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(d) None of the representations and warranties herein or in any schedule, instrument or other document delivered hereunder shall survive the First Effective Time. Nothing herein, including this Section 8.3, shall eliminate or limit any Party’s available remedies for, or any Person’s Liability for, Fraud.

Section 8.4 Non-Recourse. This Agreement may only be enforced against, and any Action or cause of action that may be based on this Agreement, arise out of this Agreement or related hereto or the negotiation, execution, performance or subject matter hereof may only be brought against, the Parties and any third-party beneficiary of Article II or Section 5.8. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any Party hereunder for any such Action or cause of action.

Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when received by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

(a) if to Parent or Merger Subs, to:

Performance Food Group Company

12500 West Creek Parkway

Richmond, VA 23238

Attention:     A. Brent King

Email:           brent.king@pfgc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention:     Jeremy London

Email:           jeremy.london@skadden.com

(b) if to the Company, to:

Core-Mark Holding Company, Inc.

1500 Solana Blvd.

Suite 3400

Westlake, TX 76262

Attention:     Scott McPherson

Email:           smcpherson@core-mark.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:     Craig Adas

Email:           craig.adas@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court

Dallas, TX 75201

Attention: James R. Griffin

Email: james.griffin@weil.com

Section 8.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedules) and the Confidentiality Agreement (except for Section 7 thereof, which shall terminate and be of no force or effect after the Parties’ execution and delivery hereof) (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement) and (b) are not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) following the First Effective Time, the rights of the holders of Converted Shares to receive the Merger Consideration in accordance with Article II, any cash in lieu of fractional shares under Section 2.3 and any dividends or other distributions payable under Section 2.5(d) and the rights of holders of Company RSUs, Company Director RSUs and Company PSUs to receive the consideration provided in Section 2.7 in accordance with the terms and conditions thereof, and (ii) as provided in Section 5.8(e).

Section 8.8 Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that (A) either Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent and (B) Parent and either Merger Sub may assign its rights, but not its obligations, hereunder to any Financing Source. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (a), (c) waives any objection to laying venue in any such Actions or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 8.5. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

Section 8.11 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (a) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (b) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Action to enforce specifically the performance of terms and provisions hereof prior to the valid termination hereof, the Outside Date shall be automatically extended until such Action is fully and finally resolved.

Section 8.12 Publicity. Each Party shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily related to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 5.4, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 8.12, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents or (c) as such Party may reasonably determine is required by applicable Law or the rules of NYSE or Nasdaq (provided, that, to the extent not prohibited by applicable Law or the rules of NYSE or Nasdaq and reasonably practicable, the disclosing Party under this clause (c) shall provide the nondisclosing Parties a reasonable opportunity to review any such disclosure). Notwithstanding the foregoing, Parent and the Company shall issue a mutually acceptable initial joint press release announcing this Agreement. For the avoidance of doubt, neither the foregoing nor any other provision hereof shall limit any customary disclosure made by Parent and its Affiliates to the Financing Sources, rating agencies, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent to obtain the Financing.

Section 8.13 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses.

Section 8.14 Construction.

(a) No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.

(b) Time. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Central Time Zone.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (A) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (B) any rules and regulations promulgated under such Law by a Governmental Authority.

(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits and Disclosure Schedules. The Exhibits hereto and the Disclosure Schedules are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Disclosure Schedule corresponding to a Section in Article III or Article IV shall qualify such Section and any other Section in Article III or Article IV, as applicable, if such information’s relevance to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedules may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.

(l) Assets; Ownership of Equity Securities. Unless the context otherwise requires, (i) any reference herein to “assets” shall include tangible assets (including real property) and intangible assets and (ii) any reference herein to the ownership of Equity Securities shall refer to both record ownership and Beneficial Ownership of such Equity Securities.

(m) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) has been uploaded to the “Project Longhorn” electronic data room folders hosted by Intralinks, Inc. in connection with the transactions contemplated hereby (including any “clean room” folders of such data room) or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

Section 8.15 Definitions.

(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.15(a):

“Action” means any suit, action, litigation, proceeding, arbitration, mediation, audit, hearing, inquiry, dispute, investigation or subpoena, civil investigative demand or other request for information (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided, that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act.”

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Beneficially Own” means, for any Person with respect to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (i) the power to vote, or to direct the voting of, such Equity Security, (ii) the power to dispose of, or to direct the disposition of, such Equity Security or (iii) the ability to profit or share in any profit derived from a transaction in such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act; provided, that “Beneficial Ownership” and “Beneficially Owned” shall have correlative meaning.

“Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs or arrangements and (iii) employment, termination, severance, change in control, salary continuation, transaction bonus or retention Contracts, in each case whether written or oral.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York or Dallas, Texas are authorized or required by Law to be closed.

“CBD Products” means edible or topical products containing broad spectrum hemp extract or cannabidiols.

“Clean Team Agreement” means the Clean Team Confidentiality Agreement, dated as of April 6, 2021, by and between Parent and the Company.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union, labor organization or other employee representative body.

“Company Benefit Plan” means any Benefit Plan (i) to which any Company Entity is a party or (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to by any Company Entity.

“Company Board” means the board of directors of the Company, including any committee thereof, as applicable.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Director RSU” means each time-vested restricted stock unit granted to any nonemployee member of the Company Board pursuant to a Company Equity Plan.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.

“Company Equity Award” means each Company Director RSU, Company PSU, and Company RSU.

“Company Equity Plan” means the Company 2019 Long-Term Incentive Plan, the Company 2010 Long-Term Incentive Plan, and the Company 2007 Long-Term Incentive Plan.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company Entities.

“Company IT Assets” means all IT Assets that are owned or purported to be owned by any Company Entity or licensed, leased or used as a service (e.g., IaaS, PaaS and SaaS offerings) by, on behalf of or for the benefit of any Company Entity.

“Company Material Adverse Effect” means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole; provided, however, that any change arising out of any of the following shall not be such a Company Material Adverse Effect or be taken into account in determining whether such a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of any industry in which any Company Entity operates;

(iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv) any change in applicable Law (including COVID-19 Measures) or GAAP (or authoritative interpretations thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

(vi) natural disasters, earthquakes, floods, hurricanes, or other acts of nature (including epidemics, pandemics and disease outbreaks, including COVID-19) or any worsening of such conditions threatened or existing as of the date hereof;

(vii) (A) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Mergers or any other transaction contemplated hereby, including the impact thereof on relationships with customers, suppliers, vendors, partners, Governmental Authorities or employees, (B) the Company having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.1) or (C) the taking of any action at the written request of or with the prior written consent of Parent;

(viii) (A) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock, (B) any failure, in and of itself, by the Company to meet public estimates or forecasts of revenues, earnings or other financial metrics or (C) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or (D) any reduction, in and of itself, in the credit rating of the Company or any of the Company Subsidiaries (provided, that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur); or

(ix) any Company Stockholder Litigation;

provided, however, that any event, change, effect, development, state of facts, condition or occurrence referred to in the foregoing clauses (i)–(vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such fact, circumstance, occurrence, effect, development, change or condition has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in any industry in which the Company Entities operate (provided, that only such disproportionate effect shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company PSU” means each performance-vested restricted stock unit granted pursuant to a Company Equity Plan.

“Company Registered Intellectual Property” means all Company Intellectual Property that is material to the Company Entities, taken as a whole, and currently registered or subject to a pending application for registration with a Governmental Authority throughout the world.

“Company RSU” means each time-vested restricted stock unit granted pursuant to a Company Equity Plan other than a Company Director RSU.

“Company Service Provider” means each current or former director, officer, employee or other natural person service provider of any Company Entity.

“Company Software” means all Software that is used or held for use in the conduct of the business of the Company Entities as currently conducted.

“Company Stockholders” means the holders of Company Common Stock.

“Company Wiring Instructions” means the wiring instructions disclosed in Section 8.15 of the Company Disclosure Schedule or any other wiring instructions that the Company delivers to Parent in writing in lieu thereof.

“Confidentiality Agreement” means the letter agreement, dated March 26, 2021, by and between Parent and the Company.

“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any legally binding written or oral note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other legally binding contract, agreement, commitment, instrument, understanding or obligation.

“COVID-19” means SARS-CoV-2 or COVID-19 and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Legislation” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, Pub. L. 116-136; the Families First Coronavirus Response Act, Pub. L. No. 116-127; the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260; and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Authority in connection with or in response to COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, changes to business operations, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines, restrictions or recommendations of any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any applicable industry group in connection with or in response to COVID-19, including COVID-19 Legislation.

“Disclosure Schedules” means the Company Disclosure Schedule or the Parent Disclosure Schedule.

“Environmental Claim” means any Action alleging liability related to or arising out of any Environmental Law or Environmental Permit, including those related to an actual or alleged Release of, or exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws related to pollution or protection of the environment, human health and safety, or natural resources, including laws related to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata).

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Award Exchange Ratio” means the sum of (i) the Exchange Ratio, plus (ii) the quotient of (A) the Per-Share Cash Amount, divided by (B) the Parent Stock Value.

“Equity Securities” means, for any Person, any (i) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (i) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facility” means the Credit Agreement, dated October 12, 2005, among the Company, Core-Mark International, Inc., Core-Mark Holdings I, Inc., Core-Mark Holdings II, Inc., Core-Mark Holdings III, Inc., Core-Mark Midcontinent, Inc., Core-Mark Interrelated Companies, Inc., Head Distributing Company and Minter-Weisman Co., the lenders signatory thereto, JPMorgan Chase Bank, N.A., as administrative agent, General Electric Capital Corporation and Wachovia Capital Finance Corporation (Western), as co-syndication agents, and Bank of America, N.A. and Wells Fargo Foothill, LLC, as co-documentation agents, as amended.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into, or in the future will commit to provide or otherwise enter into, agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their respective Representatives and their respective successors and assigns.

“Fraud” means a claim for Delaware common law fraud brought in respect of a representation or warranty made in Article III or Article IV; provided, that at the time such representation was made (i) such representation was false or inaccurate, (ii) the Party making such representation had actual knowledge of the falsity or inaccuracy of such representation, (iii) such Party had the intent to deceive another Party hereto or to induce such other Party to act or refrain from acting and (iv) the other Party acted in reliance on such false or inaccurate representation and suffered monetary loss as a result. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means a bid, quote, tender or proposal which, if accepted, would result in a Government Contract.

“Government Contract” means any (i) Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, teaming agreement, joint venture agreement, and letter contract, between any Company Entity and any Governmental Authority and (ii) any subcontract or other Contract by which (A) any Company Entity has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor or (B) a subcontractor or vendor has agreed to provide goods or services to any Company Entity, where, in the case of (A) and (B) above, such goods or services ultimately will benefit or be used by a Governmental Authority, including, in each case, any such Contract as to which the period of performance has ended but right of a Governmental Authority or a higher-tier contractor to review, audit or investigate has not expired.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), radioactive materials and radon gas or (ii) any chemicals, materials or substances defined by any applicable Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements, (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations related to hedging, swaps or similar arrangements, (vi) obligations related to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, (vii) any securities or other equity instruments that under the body of accounting principles applicable to such Person are characterized as debt, (viii) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (i)–(vii) and (ix) all obligations of the kind referred to in the foregoing clauses (i)–(viii) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Marks”), (iii) works of authorship, copyrights, copyrightable subject matter, databases and database rights, rights in collections of data, mask work rights, whether or not registered and all applications, registrations, renewals, extensions and reversions of any of the foregoing, (iv) trade secrets and other confidential or proprietary information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies and (v) Software.

“International Trade Laws” means (i) all trade, import, customs, export control, and anti-boycott regulations imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited to, those administered under, or orders issued by, the U.S. Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Internal Revenue Service, the U.S. Department of Homeland Security, the U.S. Customs and Border Protection, and the U.S. Department of the Treasury and (ii) all trade, import, customs, and export control regulations under any laws or regulations in any country or jurisdiction outside of the United States in which any of the Company Entities is located, operates or does business.

“IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines, networks, and all other information technology equipment and systems.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) for Parent, George Holm, James Hope, A. Brent King and Liz Mountjoy and (ii) for the Company, Scott McPherson, Christopher Miller, Jennifer Hulett, Brian Brandon and Greg Antholzner.

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements enacted, adopted, promulgated, issue or applied by a Governmental Authority, including all Antitrust Laws and Environmental Laws.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the businesses of the Company Entities or Parent Entities, as applicable, consistent with past custom and practice; provided, that no action or omission that would constitute a breach of Contract, violation of Law or any tort (including negligence) shall be an action or omission in the Ordinary Course of Business.

“Parent Board” means the board of directors of Parent, including any committee thereof, as applicable.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company concurrently with Parent’s execution and delivery hereof.

“Parent Entities” means Parent and the Parent Subsidiaries.

“Parent Equity Awards” means time-based restricted stock awards, time-based restricted stock units, performance-based restricted stock units, deferred stock units and stock options granted under the Parent Equity Plan or otherwise.

“Parent Equity Plan” means the Parent 2015 Omnibus Incentive Plan and the Parent Amended and Restated 2007 Management Option Plan.

“Parent Material Adverse Effect” means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Parent Entities, taken as a whole; provided, however, that any change arising out of any of the following shall not be such a Parent Material Adverse Effect or be taken into account in determining whether such a Parent Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of any industry in which any Parent Entity operates;

(iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv) any change in applicable Law (including COVID-19 Measures) or GAAP (or authoritative interpretations thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

(vi) natural disasters, earthquakes, floods, hurricanes, or other acts of nature (including epidemics, pandemics and disease outbreaks, including COVID-19) or any worsening of such conditions threatened or existing as of the date hereof;

(vii) (A) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Mergers or any other transaction contemplated hereby, including the impact thereof on relationships with customers, suppliers, vendors, partners, Governmental Authorities or employees, (B) Parent having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.2) or (C) the taking of any action at the written request of or with the prior written consent of Parent;

(viii) (A) any decline, in and of itself, in the trading price or trading volume of the Parent Common Stock, (B) any failure, in and of itself, by Parent to meet public estimates or forecasts of revenues, earnings or other financial metrics or (C) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or (D) any reduction, in and of itself, in the credit rating of Parent or any of the Parent Subsidiaries (provided, that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur); or

(ix) any Parent Stockholder Litigation;

provided, however, that any event, change, effect, development, state of facts, condition or occurrence referred to in the foregoing clauses (i)–(vi) may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such fact, circumstance, occurrence, effect, development, change or condition has a disproportionate adverse effect on the Parent Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in any industry in which the Parent Entities operate (provided, that only such disproportionate effect shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the First Merger.

“Parent Stock Value” means the volume weighted average of the sale prices per share of Parent Common Stock for the ten (10) full consecutive trading days ending on and including the Business Day prior to the Closing Date (as such volume weighted average is reported by Bloomberg or, if not reported by Bloomberg, as reported by another authoritative source).

“Parent Subsidiary” means any Subsidiary of Parent (excluding the Company Entities).

“Parent Wiring Instructions” means the wiring instructions disclosed in Section 8.15 of the Parent Disclosure Schedule or any other wiring instructions that Parent delivers to the Company in writing in lieu thereof.

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Lien” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens or imperfections of title related to Liabilities reflected in (A) for any Company Entity, the Company SEC Financial Statements or (B) for any Parent Entity, the Parent SEC Financial Statements, in each case, publicly filed prior to the date hereof, (iii) for any Company Leased Real Property, ordinary course Liens in favor of landlords and prime landlords granted under applicable leases or zoning, building and other land use Laws and restrictions regulating the occupancy of such Company Leased Real Property, or the activities conducted thereon, which are imposed by any Governmental Authority, to the extent that any violation of which would not (A) interfere, individually or in the aggregate, in any material respect with the present use of or occupancy of such real property, (B) have a material effect on the value or use of such real property, (C) would materially impair the ability to transfer such real property, or (D) constitute a Company Material Adverse Effect, (iv) variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities, and other matters of record that do not, (A) individually or in the aggregate, interfere in any material respect with the present use or occupancy of the assets (including Company Real Property) of any Company Entity or the rights under the leases, (B) have a material effect on the value or use of any such real property or (C) materially impair the ability to transfer any such real property, (v) nonexclusive, revocable licenses of Intellectual Property in the Ordinary Course of Business, (vi) Liens that will be terminated in connection with or prior to the Closing or (vii) (A) with respect any Company Entity, any Liens that are not material to the Company Entities, taken as a whole, or (B) with respect any Parent Entity, any Liens that are not material to the Parent Entities, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any data or other information (i) included in “personal data,” “personal information,” “nonpublic personal information,” “personally identifiable information,” “PII” or similar terms as defined under applicable Laws or by the Company or its Affiliates in any of their privacy policies or privacy notices or Contracts or (ii) related to an identified or identifiable natural person.

“Privacy/Cybersecurity Requirements” means all applicable Laws, Contracts policies, standards, rules, public statements or guidance applicable to (i) privacy or Personal Information, (ii) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, disclosure or other activity regarding Personal Information or (iii) cybersecurity, including internal and public-facing privacy policies and any rules of self-regulatory, industry or other organizations related to Personal Information or cybersecurity.

“Products” means all products marketed, sold, delivered or distributed by any Company Entity or Parent Entity, as applicable, (including food products, agricultural products, tobacco products (including cigarettes and electronic cigarettes), CBD Products and alcoholic beverages).

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (i) any Person listed in any restricted party list of designated Persons maintained by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (ii) any Person located, organized or resident in a country, territory, or region subject to Sanctions, or (iii) any Person directly or indirectly owned or controlled by any such Person or Persons (individually or in the aggregate) described in the foregoing clauses (i) and (ii).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited to, those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer programs (whether in source code, object code or other form), including any and all implementations, data, databases and collections and compilations thereof.

“Specified Jurisdiction” means the United States and Canada.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Equity Securities, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Surviving Entity” means (i) until the Second Effective Time, the Surviving Corporation and (ii) from and after the Second Effective Time, the Final Surviving Company.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any schedule or attachment thereto, and any amendments thereof.

“Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Governmental Authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, capital gains, property, sales, use, capital stock, payroll, employment, social security, unemployment, excise, severance, withholding, ad valorem, stamp, transfer, value-added, occupation, premium, environmental, disability, registration, license, estimated, alternative or add-on minimum, or other taxes, including any interest, penalty, additions to tax or any additional amounts imposed with respect thereto, whether disputed or not.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Willful Breach” means, for any Party, such Party’s knowing and intentional material breach of any of such Party’s covenants or agreements hereunder, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with actual knowledge that the taking of such act or failure to take such act would cause, or would reasonably be expected to cause, a material breach.

(b) In addition to the defined terms in Section 8.15(a), as used herein, each capitalized term listed below has the meaning specified in the Section opposite such term.

Acceptable Confidentiality Agreement	Section 5.4(i)(i)
Adjusted PSU	Section 2.7(c)
Adjusted RSU	Section 2.7(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(d)
Alternative Acquisition Proposal	Section 5.4(i)(ii)
Annual Cap	Section 5.8(c)
Antitrust Division	Section 5.7(c)
Appraisal Share	Section 2.4
Bankruptcy and Equitable Exceptions	Section 3.3(a)
Book-Entry Share	Section 2.1(b)
Burdensome Condition	Section 5.7(b)
Capitalization Date	Section 3.2(b)
Certificate	Section 2.1(b)
Closing	Section 1.1
Closing Date	Section 1.1
Closing Year Bonus	Section 5.12(c)
Company	Preamble
Company Change of Recommendation	Section 5.4(d)
Company Debt Instruments	Section 5.9(d)
Company Entities	Section 3.1(c)
Company Financial Advisor	Section 3.20
Company Incentive Plan	Section 5.12(c)
Company Indemnification Agreements	Section 5.8(a)
Company Leased Real Property	Section 3.12(c)
Company Material Contract	Section 3.14(a)
Company Owned Real Property	Section 3.12(b)

Company Policy	Section 3.17(b)
Company Real Property	Section 3.12(c)
Company Real Property Leases	Section 3.12(c)
Company Recommendation	Section 3.3(b)
Company Recommendation Change Notice	Section 5.4(e)(iii)
Company Record Date	Section 5.3(c)
Company SEC Documents	Section 3.5(a)
Company SEC Financial Statements	Section 3.5(b)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Litigation	Section 5.13
Company Stockholders Meeting	Section 5.3(c)
Company Subsidiaries	Section 3.1(c)
Company Termination Fee	Section 7.3(a)
Consent	Section 3.4(b)
Continuing Employee	Section 5.12(a)
Converted Share	Section 2.1(a)(ii)
DGCL	Section 1.2(a)
Divestiture Action	Section 5.7(b)
DLLCA	Section 1.3(a)
Equity Award Reference Date	Section 5.15
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(b)
Exchange Ratio	Section 2.1(a)(ii)
FDA	Section 3.19(a)
Filing	Section 3.4(b)
Final Surviving Company	Section 1.3(a)
Financing	Section 5.9(a)
First Certificate of Merger	Section 1.2(b)
First Effective Time	Section 1.2(b)
First Merger	Section 1.2(a)
Form S-4	Section 5.3(a)
Form S-4 Effectiveness Time	Section 5.3(b)
FTB Authorities	Section 3.19(a)
FTC	Section 5.7(c)
HSR Clearance	Section 6.1(e)
Improvements	Section 3.12(f)(viii)
Indemnified Person	Section 5.8(g)
Intended Tax Treatment	Section 5.14(a)
Intervening Event	Section 5.4(i)(iii)
Key Customer	Section 3.18
Key Supplier	Section 3.18
Labor Disputes	Section 3.10(b)
Legal Restraint	Section 6.1(c)
Liabilities	Section 3.5(g)
Merger Consideration	Section 2.1(a)(ii)
Merger Sub I	Preamble
Merger Sub II	Preamble

Merger Subs	Preamble
Mergers	Section 1.3(a)
Multiemployer Pension Plan	Section 3.9(c)
New Director	Section 5.18
New Plans	Section 5.12(b)
Open Source Software	Section 3.15(c)(v)
Outside Date	Section 7.1(b)(i)
Outstanding Company Equity Securities	Section 3.2(b)
Outstanding Parent Equity Securities	Section 4.2(b)
Parent	Preamble
Parent Material Contract	Section 4.13(a)
Parent Preferred Stock	Section 4.2(a)
Parent SEC Documents	Section 4.5(a)
Parent SEC Financial Statements	Section 4.5(b)
Parent Stockholder Litigation	Section 5.13
Parent Termination Fee	Section 7.3(c)
Parties	Preamble
Payoff Amount	Section 5.9(d)
Payoff Letter	Section 5.9(d)
Per-Share Cash Amount	Section 2.1(a)(ii)
Post-Closing Bonus	Section 5.12(c)
Pre-Closing Bonus	Section 5.12(c)
Proxy Statement	Section 5.3(a)
Purchaser Welfare Company Benefit Plans	Section 5.12(b)
Regulatory Concessions	Section 5.7(b)
Second Certificate of Merger	Section 1.3(b)
Second Effective Time	Section 1.3(b)
Second Merger	Section 1.3(a)
Section 262	Section 2.4
Specified Consents	Section 3.4(b)(v)
Specified Filings	Section 3.4(b)(v)
Subsequently Converted Share	Section 2.4
Superior Acquisition Proposal	Section 5.4(i)(iv)
Surviving Corporation	Section 1.2(a)
Takeover Laws	Section 3.3(b)
USDA	Section 3.19(a)

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ George L. Holm
	Name:	George L. Holm
	Title:	Chief Executive Office &
President

LONGHORN MERGER SUB I, INC.

By:	/s/ A. Brent King
	Name:	A. Brent King
	Title:	Senior Vice President, General
Counsel & Secretary

LONGHORN MERGER SUB II, LLC

By:	/s/ A. Brent King
	Name:	A. Brent King
	Title:	Senior Vice President, General
Counsel & Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

CORE-MARK HOLDING COMPANY, INC.

By:	/s/ Scott McPherson
	Name:	Scott McPherson
	Title:	President & Chief Executive
Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]